Exhibit 10.23

PCY HOLDINGS, LLC

and

KB HOME COLORADO, INC.

CONTRACT FOR PURCHASE AND SALE OF REAL ESTATE

(Sky Ranch – Phase B)

Table of Contents

1.	PURCHASE AND SALE.	2

2.	PURCHASE PRICE.	2

3.	PAYMENT OF PURCHASE PRICE.	3

4.	SELLER’S TITLE.	4

5.	SELLER OBLIGATIONS.	8

6.	PRE-CLOSING CONDITIONS.	12

7.	CLOSING.	15

8.	CLOSINGS; CLOSING PROCEDURES.	15

9.	SELLER’S DELIVERY OF TITLE.	18

10.	DUE DILIGENCE PERIOD; ACCEPTANCE OF PROPERTY; RELEASE AND DISCLAIMER.	10

11.	SELLER’S REPRESENTATIONS.	25

12.	PURCHASER’S OBLIGATIONS.	28

13.	FORCE MAJEURE.	30

14.	COOPERATION.	31

15.	FEES.	31

16.	WATER AND SEWER TAPS; FEES; AND DISTRICT MATTERS.	31

17.	HOMEOWNER’S ASSOCIATION.	34

18.	REIMBURSEMENTS AND CREDITS.	34

19.	NAME AND LOGO.	35

20.	RENDERINGS.	35

21.	COMMUNICATIONS IMPROVEMENTS.	35

22.	SOIL HAULING.	36

ii

23.	SPECIALLY DESIGNATED NATIONALS AND BLOCKED PERSONS LIST.	36

24.	ASSIGNMENT.	37

25.	SURVIVAL.	37

26.	CONDEMNATION.	37

27.	BROKERS.	38

28.	DEFAULT AND REMEDIES.	38

29.	GENERAL PROVISIONS.	39

iii

DEFINITIONS

“Additional Deposit” shall have the meaning set forth in Section 3(a).
“APS Mill Levy” shall have the meaning set forth in Section 4(d).
“Architectural Review Committee” shall have the meaning set forth in Section 12(d).
“ASP” shall have the meaning set forth in Section 5(a).
“ASP Criteria” shall have the meaning set forth in Section 12(d).
“Authorities” and “Authority” shall have the meaning set forth in the Recitals.
“BMPs” shall have the meaning set forth in Section 29(x).
“Board” shall have the meaning set forth in Section 16(b).
“Builder Designation” shall have the meaning set forth in Section 8(c)(ii)(7).
“CAB” shall have the meaning set forth in Section 4(d).
“CABEA” shall have the meaning set forth in Section 16(b).
“CDs” shall have the meaning set forth in Section 5(a).
“Closed” shall have the meaning set forth in Section 7.
“Closing Date” shall have the meaning set forth in Section 8(a).
“Closing” shall have the meaning set forth in Section 7.
“Closing Notice” shall have the meaning set forth in Section 8(a).
“Communication Improvements” shall have the meaning set forth in Section 21.
“Communications” shall have the meaning set forth in Section 29(j).
“Confidential Information” shall have the meaning set forth in Section 29(bb).
“Continuation Notice” shall have the meaning set forth in Section 10(a).
“Contract” shall have the meaning set forth in the Preamble.
“CO Holdback” shall have the meaning set forth in Section 5(c)(ii).
“County” shall have the meaning set forth in the Recitals.
“County Records” shall have the meaning set forth in Section 5(a).
“Dedications” shall have the meaning set forth in Section 18.
“Deferred Purchase Price” shall have the meaning set forth in Section 2(a).
“Deferred Purchase Price Deposit” shall have the meaning set forth in Section 5(c)(iv).
“Deposit” shall have the meaning set forth in Section 3(a).
“Design Guidelines” shall have the meaning set forth in Section 12(d).
“Development” shall have the meaning set forth in the Recitals.

“District” shall have the meaning set forth in Section 9(d).
“District Documentation” shall have the meaning set forth in Section 4(d).
“District Improvements” shall have the meaning set forth in Section 16(b).
“Due Diligence Period” shall have the meaning set forth in Section 10(a).
“Easement” shall have the meaning set forth in Section 21.
“Effective Date” shall have the meaning set forth in the Preamble.
“Entitlements” shall have the meaning set forth in Section 5(a).
“Environmental Claim” shall have the meaning set forth in Section 10(h).
“Environmental Laws” shall have the meaning set forth in Section 10(g).
“EPA” shall have the meaning set forth in Section 10(c).
“Escalator” shall have the meaning set forth in Section 2(b).
“Existing Entitlements” shall have the meaning set forth in Section 5(a)(i).
“Feasibility Review” shall have the meaning set forth in Section 10(a).
“Filing” and “Filings” shall have the meaning set forth in the Recitals.
“Final Approval” shall have the meaning set forth in Section 5(a).
“Final Lotting Diagram” shall have the meaning set forth in Section 1.
“Final Plat” shall have the meaning set forth in Section 5(a).
“Finished Lot Improvements” shall have the meaning set forth in the Recitals.
“First Closing” shall have the meaning set forth in Section 1.
“Fourth Closing” shall have the meaning set forth in Section 1.
“Gallagher Adjustments” shall have the meaning set forth in Section 4(d).
“GDP” shall have the meaning set forth in Section 5(a).
“General Assignment” shall have the meaning set forth in Section 8(c)(ii)(9).
“Good Funds” shall have the meaning set forth in Section 2(a).
“Government Warranty Period” shall have the meaning set forth in Exhibit C.
“Governmental Fees” shall have the meaning set forth in Section 18.
“Governmental Warranty” shall have the meaning set forth in Exhibit C.
“Hazardous Materials” shall have the meaning set forth in Section 10(g).
“Holdback Funds” shall have the meaning set forth in Section 5(c)(ii).
“Homebuyer Disclosures” shall have the meaning set forth in Section 12(e).
“Homes”, “Houses”, and “Residences” shall have the meaning set forth in Section 12(d)(i).

“Homeowners’ Association” shall have the meaning set forth in Section 17.
“House Plans” shall have the meaning set forth in Section 12(d)(i).
“Infrastructure Improvements” shall have the meaning set forth in Section 18.
“Initial Deposit” shall have the meaning set forth in Section 3(a).
“Initial Purchase Condition” shall have the meaning set forth in Section 6(a)(i).
“Initial Purchase Price” shall have the meaning set forth in Section 2(a).
“Interchange Condition” shall have the meaning set forth in Section 6(a)(ii).
“Interchange Upgrades” shall have the meaning set forth in Section 5(b).
“Joint Improvements” shall have the meaning set forth in Section 5(c)(ii).
“Joint Improvements Memorandum” shall have the meaning set forth in Section 5(c)(ii).
“Letter of Credit” shall have the meaning set forth in Section 5(c)(iv).
“Lien Affidavit” shall have the meaning set forth in Section 4(a).
“Lot” and “Lots” shall have the meaning set forth in the Recitals.
“Lot Development Agreement” shall have the meaning set forth in the Recitals.
“Lotting Diagram” shall have the meaning set forth in the Recitals.
“Maintenance Declaration” shall have the meaning set forth in Section 17.
“Master Commitment” shall have the meaning set forth in Section 4(a).
“Master Covenants” shall have the meaning set forth in Section 4(d).
“Master Declaration” shall have the meaning set forth in Section 4(d).
“Maximum Mills Limitation” shall have the meaning set forth in Section 4(d).
“Metro District Payments” shall have the meaning set forth in Section 16(b).
“New Exception Objection” shall have the meaning set forth in Section 4(b).
“New Exception Review Period” shall have the meaning set forth in Section 4(b).
“New Exceptions” shall have the meaning set forth in Section 4(b).
“NOI” shall have the meaning set forth in Section 29(x).
“Non-Government Warranty Period” shall have the meaning set forth in Exhibit C.
“Non-Government Warranty” shall have the meaning set forth in Exhibit C.
“Non-Seller Caused Exceptions” shall have the meaning set forth in Section 4(b).
“NORM” shall have the meaning set forth in Section 10(c).
“OFAC” shall have the meaning set forth in Section 23.
“Other New Exceptions” shall have the meaning set forth in Section 4(b).

“Overex” shall have the meaning set forth in Section 10(e).
“Owner’s Affidavit” shall have the meaning set forth in Section 4(a).
“Paired Lots” shall have the meaning set forth in the Recitals.
“Permissible New Exceptions” shall have the meaning set forth in Section 4(b).
“Permitted Exceptions” and “Permitted Exception” shall have the meaning set forth in Section 9.
“PIF Covenant” shall have the meaning set forth in Section 9(e).
“Plat Certificate” shall have the meaning set forth in Section 4(a).
“Property” shall have the meaning set forth in the Recitals.
“Public Improvement District” or “PID” shall have the meaning set forth in Section 4(d).
“Public Improvements” shall have the meaning set forth in Exhibit C.
“Purchase Price” shall have the meaning set forth in Section 2.
“Purchaser” shall have the meaning set forth in the Preamble.
“Purchaser Parties” shall have the meaning set forth in Section 10(i).
“Purchaser’s Conditions Precedent” shall have the meaning set forth in Section 6(b).
“Purchaser’s Geotechnical Reports” shall have the meaning set forth in Section 10(e).
“Purchaser’s SWPPP” shall have the meaning set forth in Section 29(x).
“Rangeview” shall have the meaning set forth in Section 16(a).
“Regional Improvements” shall have the meaning set forth in Section 4(d).
“Regional Improvements Authority” shall have the meaning set forth in Section 4(d).
“Regional Improvements Mill Levy” shall have the meaning set forth in Section 4(d).
“Representatives” shall have the meaning set forth in Section 29(bb).
“Reservations and Covenants” shall have the meaning set forth in Section 8(c)(ii)(1).
“SDF” shall have the meaning set forth in Section 16(d)(iii).
“SDP” shall have the meaning set forth in Section 5(a).
“Second Closing” shall have the meaning set forth in Section 1.
“Seller” shall have the meaning set forth in the Preamble.
“Seller Caused Exception” shall have the meaning set forth in Section 4(b).
“Seller Cure Period” shall have the meaning set forth in Section 4(b).
“Seller Documents” shall have the meaning set forth in Section 10(a).
“Seller Party” or “Seller Parties” shall have the meaning set forth in Section 10(h).
“Seller’s Actual Knowledge” shall have the meaning set forth in Section 11.

“Seller’s Conditions Precedent” shall have the meaning set forth in Section 6(a).
“Seller’s Express Representations” shall have the meaning set forth in Section 10(f).
“Seller’s Representations” shall have the meaning set forth in Section 11.
“Service” shall have the meaning set forth in Section 21.
“Service Plans” shall have the meaning set forth in Section 16(b).
“Sidewalks” shall have the meaning set forth in Exhibit C.
“Sky Ranch” shall have the meaning set forth in the Recitals.
“Sky Ranch Districts” shall have the meaning set forth in Section 16(b).
“Substantially Complete” or “Substantial Completion” shall have the meaning set forth in Section 5(c)(iv).
“Survey” shall have the meaning set forth in Section 4(a).
“SWPPP” shall have the meaning set forth in Section 29(x).
“Takedown” shall have the meaning set forth in the Recitals.
“Takedown 1 Closing Date” shall have the meaning set forth in Section 8(a).
“Takedown 1 Lots” shall have the meaning set forth in the Recitals.
“Takedown 2 Closing Date” shall have the meaning set forth in Section 8(a).
“Takedown 2 Lots” shall have the meaning set forth in the Recitals.
“Takedown 3 Closing Date” shall have the meaning set forth in Section 8(a).
“Takedown 3 Lots” shall have the meaning set forth in the Recitals.
“Takedown 4 Closing Date” shall have the meaning set forth in Section 8(a).
“Takedown 4 Lots” shall have the meaning set forth in the Recitals.
“Takedown Commitment” shall have the meaning set forth in Section 4(b).
“Tap Purchase Agreement” shall have the meaning set forth in Section 16(a).
“Third Closing” shall have the meaning set forth in Section 1.
“Title Company” shall have the meaning set forth in Section 4(a).
“Title Company Indemnity” shall have the meaning set forth in Section 4(a).
“Title Objections” shall have the meaning set forth in Section 4(a).
“Title Policy” shall have the meaning set forth in Section 4(e).
“Tree Lawns” shall have the meaning set forth in Exhibit C.
“Uncontrollable Event” shall have the meaning set forth in Section 13.

CONTRACT FOR PURCHASE
AND SALE OF REAL ESTATE

THIS CONTRACT FOR PURCHASE AND SALE OF REAL ESTATE (this “Contract”) is entered into as of the last date of the signatures hereto (the “Effective Date”), by and between PCY HOLDINGS, LLC, a Colorado limited liability company (“Seller”), and KB HOME COLORADO, INC., a Colorado corporation (“Purchaser”).

RECITALS:

A.           Seller is developing a master planned residential community known as “Sky Ranch” which is located in Arapahoe County, Colorado (“County”).  The Sky Ranch master planned residential community may also be referred to herein as the “Development”.  The conceptual development plan and lotting diagram for Phase B of the Development (the “Lotting Diagram”) are attached hereto as Exhibit A and incorporated herein by this reference.  The Development is being platted in several subdivision filings and developed in phases.  Each subdivision filing is hereinafter sometimes respectively referred to as a “Filing” and collectively as “Filings”.

B.           Seller desires to sell to Purchaser, and Purchaser desires to purchase and obtain from Seller, approximately 172 platted single family attached residential lots (individually referred to as a “Lot” and collectively as the “Lots”) in the Development which will be finished in accordance with this Contract and which will be used for the construction of single family residential dwellings upon the terms and conditions set forth in this Contract.

C.           Seller is selling platted residential lots within the Development to multiple homebuilders, including Purchaser.  The Lots to be sold by Seller and acquired by Purchaser that are located within the Development shall be hereinafter collectively referred to as the “Property.”  The Lots will be conveyed at one or more Closings as more particularly provided herein and each such Closing may be referred to herein as a “Takedown.”  The Lots which are to be conveyed at the first Closing shall be sometimes hereinafter collectively referred to as the “Takedown 1 Lots”; the Lots which are to be conveyed at the second Closing shall be sometimes hereinafter collectively referred to as the “Takedown 2 Lots”; the Lots which are to be conveyed at the third Closing shall be sometimes hereinafter collectively referred to as the “Takedown 3 Lots”; and the Lots which are to be conveyed at the fourth Closing shall be sometimes hereinafter collectively referred to as the “Takedown 4 Lots”.

D.          As of the Effective Date, the Lots have not been subdivided pursuant to a recorded final subdivision plat.  The number and location of the Lots to be acquired by Purchaser are generally depicted on the Lotting Diagram.  The precise number, dimension (subject to the minimums below) and location of the Lots will be established at the time the subdivision plat for such Lots is approved by the County and/or any other relevant governmental authority (the County any other governmental entity or authority may be referred to herein collectively as the “Authorities”, and each an “Authority”).  As of the Effective Date, the parties anticipate that Purchaser will acquire approximately 172 Lots. The Lots will be a minimum of 32 feet wide by 96 feet deep unless otherwise approved in writing by Purchaser, for the construction of alley loaded paired homes, with each Lot meaning a fee simple lot designed for an alley loaded, paired residential unit located within a building to be constructed and to sit on two (2) fee simple Lots with a common wall on the Lot line (“Paired Lots”).

E.           Following Purchaser’s acquisition of Lots, Seller will construct certain infrastructure improvements for the Lots as described on Exhibit C attached hereto (the “Finished Lot Improvements”) pursuant to a lot development agreement executed by Seller and Purchaser in the form set forth on Exhibit E (“Lot Development Agreement”).

AGREEMENT:

1.            Purchase and Sale.

The Property shall be purchased at four (4) Closings.  Subject to the terms and conditions of this Contract, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, on or before the dates set forth in Section 6(b) below, the Lots in each Takedown, as generally depicted on the Lotting Diagram and as follows (the following number of Lots being an estimate as of the date hereof and dependent on the Entitlements):

At the Takedown 1 Closing (“First Closing”), forty-two (42) Paired Lots;

At the Takedown 2 Closing (“Second Closing”), forty-six (46) Paired Lots;

At the Takedown 3 Closing (“Third Closing”), forty (40) Paired Lots; and

At the Takedown 4 Closing (“Fourth Closing”), forty-four (44) Paired Lots.

Notwithstanding the foregoing, however, the parties acknowledge and agree that the Parties shall negotiate during the Due Diligence Period to reach agreement on a mutually acceptable site plan for the Lots (“Final Lotting Diagram”) and that the exact number and location of the Lots within each Takedown are subject to adjustment based upon the approval by the Authorities of the Final Plat (as hereinafter defined) that includes the Lots to be acquired by Purchaser at each Takedown.  The precise number, dimension (subject to the provisions of this Contract), location and legal description of the Lots will be established at the time the Final Plat for such Lots is approved by the County and/or any other Authority, and upon approval of each such Final Plat the parties shall execute an amendment to this Contract setting forth the legal description of those Lots included in the approved Final Plat.

2.            Purchase Price.

The purchase price to be paid by Purchaser to Seller for each Lot (the “Purchase Price”) shall consist of the Initial Purchase Price (as hereinafter defined) and the Deferred Purchase Price (as hereinafter defined). The Purchase Price for each Lot shall be calculated as provided in the following Section 2(a) and shall be subject to adjustment as provided in Section 2(b) below:

(a)          Purchase Price Payments.  For each Lot the Purchase Price shall be the sum of the “Initial Purchase Price” of Twenty Thousand and 00/100 Dollars ($20,000.00) per Paired Lot, paid by Purchaser to Seller by wire transfer or other immediately available and collectible funds (“Good Funds”), and the “Deferred Purchase Price” of Forty-One Thousand Nine Hundred and 00/100 Dollars ($41,900.00) per Paired Lot, paid by Purchaser to Seller in Good Funds, for a total of Sixty One Thousand Nine Hundred and 00/100 Dollars ($61,900.00) per Paired Lot, (subject to the Escalator adjustment as hereinafter provided in Section 2(b) of this Contract). The Deferred Purchase Price for the Lots acquired by Purchaser at the First Closing shall be secured by Good Funds or a letter of credit delivered by Purchaser into escrow at the First Closing, the Deferred Purchase Price for the Lots acquired by Purchaser at the Second Closing shall be secured by Good Funds or a letter of credit delivered by Purchaser into escrow at the Second Closing, the Deferred Purchase Price for the Lots acquired by Purchaser at the Third Closing shall be secured by Good Funds or a letter of credit delivered by Purchaser into escrow at the Third Closing, and the Deferred Purchase Price for the Lots acquired by Purchaser at the Fourth Closing shall be secured by Good Funds or a letter of credit delivered by Purchaser into escrow at the Fourth Closing, as more particularly described in Section 5(c) below.

(b)          Purchase Price Escalator.  Any portion of the Purchase Price due for a Lot which is to be paid after the occurrence of the First Closing will increase by an amount equal to the amount of simple interest that would accrue thereon for the period elapsing between the date that the First Closing occurs until the date such amount is paid, at a rate equal to four percent (4%) per annum (non-compounding) (the “Escalator”). The Escalator applies to both the Initial Purchase Price and the Deferred Purchase Price. By way of example and for clarification purposes only, if the Purchase Price of a Lot at the Closing of the Takedown 1 Lots is $61,900 then at the Takedown 2 Closing occurring 9 months (270 actual days) following the date of the Takedown 1 Closing, the Purchase Price for a Lot at the Takedown 2 Closing would be $63,757.00, which is calculated as follows: $61,900 + ($61,900 x 0.04) x (270/365) = $63,757.00.  If the Initial Purchase Price for such Lot to be acquired at the Takedown 1 Closing is $20,000.00, then the Initial Purchase Price for a Lot to be paid at the Takedown 2 Closing (occurring 270 days later) will be $20,600.00 [calculated as follows: $20,000.00 + ($20,000.00 x .04) x (270/365) = $20,600.00]. Notwithstanding the foregoing or anything herein to the contrary, the Escalator shall not accrue or be calculated during extension periods requested by Seller and shall cease to accrue and be calculated against any portion of the Deferred Purchase Price which has not become due and owing twelve (12) months following the applicable Closing Date; provided that such delay is not the result of Purchaser’s acts or omissions.

3.            Payment of Purchase Price.  The Purchase Price for each of the Lots, as determined pursuant to Section 2 above, shall be payable as follows:

(a)          Earnest Money Deposit.  Within three (3) business days following the Effective Date, Purchaser shall deliver to the Title Company (as defined in Section 4(a) hereof) an earnest money deposit in the amount of $159,702.00 (the “Initial Deposit”). Within three (3) business days after delivery of the Continuation Notice (as hereinafter defined), Purchaser shall deliver to Title Company an additional deposit in the amount of $159,702.00 (the “Additional Deposit”). The Initial Deposit and the Additional Deposit and all interest earned thereon shall be referred to herein as the “Deposit”.  The Title Company will act as escrow agent and invest the earnest money deposit in a federally insured institution at the highest money market rate available.  The Deposit shall be paid in Good Funds.  The Deposit shall be applied on a pro-rata basis to the Initial Purchase Price due at each Closing, being $1,857 per Lot based on an estimated 172 Lots.  If this Contract is terminated prior to the expiration of the Due Diligence Period for any reason, the Initial Deposit shall be refunded to Purchaser.  If this Contract is terminated after the Due Diligence Period and prior to the Deposit being fully applied to the Purchase Price at the last Closing, the unapplied portion of the Deposit shall be paid to Seller, except in the case of a termination of this Contract pursuant to a provision that expressly entitles Purchaser to a refund of the Deposit as provided elsewhere herein.

(b)          Initial Purchase Price.  That portion of the Purchase Price for each Lot that is identified as the Initial Purchase Price and calculated as provided in Section 2 above shall be paid by Purchaser to Seller in Good Funds at the Closing that is applicable to the Lot.

(c)          Deferred Purchase Price.  That portion of the Purchase Price for each Lot that is identified as the Deferred Purchase Price in Section 2 above is due and payable by Purchaser to Seller, as provided in and pursuant to Section 5(c) below and the terms of the Lot Development Agreement.

4.            Seller’s Title.

(a)        Preliminary Title Commitment.  Within ten (10) business days after the Effective Date, Seller shall furnish to Purchaser, at Seller’s expense, a current commitment for a Title Policy (as defined below) for the Property (the “Master Commitment”) issued by Land Title Guarantee Company (“Title Company”) as agent for First American Title Insurance Company, together with copies of the instruments listed in the schedule of exceptions in the Master Commitment. If the Master Commitment contains any exceptions from coverage which are unacceptable to Purchaser, then Purchaser shall object to the condition of the Master Commitment in writing within sixty (60) days of Purchaser’s receipt of the Master Commitment together with copies of all documents constituting exceptions to title (the “Title Objections”).  Upon receipt of the Title Objections, Seller may, at its option and at its sole cost and expense, clear the title to the Property of the Title Objections within twenty (20) days of receipt of the Title Objections.  In the event Seller fails, or elects not to clear the title to the Property of the Title Objections on or before the date that is ten (10) days before the expiration of the Due Diligence Period, the Purchaser, as its sole remedy, may elect before the expiration of the Due Diligence Period either: (i) to terminate this Contract, in which event the Initial Deposit shall be promptly returned to Purchaser, Purchaser shall deliver to Seller all information and materials received by Purchaser from Seller pertaining to the Property and any non-confidential and non-proprietary information otherwise obtained by Purchaser pertaining to the Property, and thereafter the parties shall have no further rights or obligations under this Contract except as otherwise provided in Section 12(c) below; or (ii) to waive such objections and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the title matters as to which its Title Objections have been waived.  If Purchaser fails to provide the Title Objections prior to the expiration of the sixty (60) day period required by this Section 4(a), Purchaser shall be deemed to have elected to waive its objections as described in the preceding clause.  If Purchaser fails to notify Seller of its election to terminate this Contract or waive it objections, Purchaser shall be deemed to have elected to waive its objections to any title matter that Seller has failed or elected not to cure.  Seller shall release at or prior to the applicable Closing any monetary lien that Seller caused or created against the Property with respect to that portion of the Property to be acquired at a particular Closing other than non-delinquent real estate taxes and assessments and Permitted Exceptions, and such monetary liens shall not constitute Permitted Exceptions (as hereinafter defined). At each Closing, without the need for Purchaser to object to the same in Purchaser’s Title Objections, Seller shall execute and deliver the Title Company’s standard form mechanic’s lien affidavit (the “Lien Affidavit”) in connection with the standard printed exception for liens arising against the Lots purchased at the Closing for work or materials ordered or contracted for by Seller, and to the extent required by the Title Company a commercially reasonable indemnity agreement (the “Title Company Indemnity”), provided, however, if Purchaser determines during the Due Diligence Period that the Title Company refuses or is unwilling to delete the standard printed exception for liens as part of extended coverage despite Seller’s offer to execute and deliver the Lien Affidavit and Title Company Indemnity, then Purchaser will have the right to terminate this Contract on or before the expiration of the Due Diligence Period whereupon the Initial Deposit will be returned to Purchaser, or Purchaser may proceed with the Closing in which event the Title Policy will contain, and the Lots will be conveyed subject to, the standard printed exception for liens unless the Title Company agrees thereafter to delete such lien exception, however, the Purchaser shall have no further termination rights if the Title Company does not agree to do so.  If the Title Company agrees during the Due Diligence Period to delete the standard printed exception for liens as part of extended coverage and thereafter the Title Company refuses to delete the exception for liens based on Seller’s offer to execute and deliver the Lien Affidavit and Title Company Indemnity, then such exception shall be deemed a Non-Seller Caused Exception (as hereinafter defined) to which Purchaser shall have the right to object pursuant to Section 4(b).  Seller shall request that each Takedown Commitment (as hereinafter defined) provide for the deletion of the other standard printed exceptions from the Title Policy; provided, that, Seller’s only obligations with respect thereto shall be (i) to provide a copy of Seller’s existing survey (“Survey”), if any, of the land that contains the Lots, (ii) to obtain and furnish, at Seller’s sole cost and expense, a plat certification issued by a licensed surveyor (“Plat Certificate”) if and to the extent a Plat Certificate is required by the Title Company as a requirement to delete the standard survey exception, (iii) to execute the Title Company’s standard form seller-owner final affidavit and agreement as reasonably modified by Seller and as to Seller’s acts only if such affidavit is required by the Title Company for the purpose of deleting any exception for parties in possession (“Owner’s Affidavit”), and (iv) to execute the Title Company’s Lien Affidavit with respect to Seller’s acts, in form and substance reasonably acceptable to Seller.  Seller has no obligation to provide a new Survey or to update any existing Survey.

(b)          Subsequently Disclosed Exceptions.  Not less than fifteen (15) days prior to each Closing, in conjunction with Seller’s delivery of the applicable Closing Notice (hereafter defined), Seller shall request that the Title Company issue an updated title commitment for that portion of the Property to be acquired at such Closing (each a “Takedown Commitment”), together with copies of any additional instruments listed in the schedule of exceptions which are not reflected in the Master Commitment furnished pursuant to Section 4(a) above or in any prior Takedown Commitment.  Additional items disclosed by a Takedown Commitment or by an amendment to the Master Commitment that affect title to the subject Property are referred to as “New Exceptions”. New Exceptions affecting title to the subject Property that are allowed by the provisions of this Contract are referred to as “Permissible New Exceptions” and all other New Exceptions are referred to as “Other New Exceptions”. Purchaser has no right to object to any Permissible New Exception.  Other New Exceptions which do not materially increase or create new costs to construct Homes, or that materially adversely affect title or use of a Lot shall also be Permissible New Exceptions.  Purchaser shall have a period of seven (7) days from the date of its receipt of such Takedown Commitment or amendment to the Master Commitment and a copy of the New Exceptions (the “New Exception Review Period”) to review and to approve or disapprove any Other New Exceptions.  If any Other New Exception is unacceptable to Purchaser, Purchaser shall object to such Other New Exception(s) in writing within seven (7) days after the date of Purchaser’s receipt of the Takedown Commitment, together with a copy of the New Exceptions (the “New Exception Objection”).  Upon receipt of the New Exception Objection, Seller shall cure the New Exception Objection (by deletion or, with Purchaser’s approval, insuring over or endorsement) to the extent that such Other New Exception was caused or created by Seller and is not otherwise permitted by this Contract (“Seller Caused Exception”).  If the New Exception Objection relates to an Other New Exception that was not caused by Seller (“Non-Seller Caused Exception”), Seller may, at its sole discretion, cure the New Exception Objection, within fifteen (15) days of receipt of the New Exception Objection (“Seller Cure Period”) and the applicable Closing Date will be extended to accommodate the Seller Cure Period.  In the event Seller fails, or elects not to cure a Non-Seller Caused Exception within such fifteen (15) day period, the Purchaser, as its sole remedy, may elect within five (5) business days after the end of the Seller Cure Period either: (i) to terminate this Contract as to the Lots affected by such New Exception, in which event the prorata portion of the Deposit for such Lots shall be refunded to Purchaser and the parties shall have no further rights or obligations under this Contract as to such Lots; or (ii) to waive such objection and proceed with the acquisition of the Lots in such Takedown, in which event Purchaser shall be deemed to have approved the New Exception.  If Purchaser fails to notify Seller of its election to terminate this Contract as to the applicable Lots in accordance with the foregoing sentences within five (5) business days after the expiration of the Seller Cure Period (i) Purchaser shall be deemed to have elected to waive its objections as described in the preceding sentences and (ii) all such items shall be deemed to be Permitted Exceptions.

(c)          Permitted Exceptions; Additional Easements.  Seller shall convey title to the Lots included in each Takedown of the Property to Purchaser at the Closing for such Takedown subject to the Permitted Exceptions described in Section 9 hereof.  Prior to each Closing, Seller shall have the right, subject to the limitations set forth below and those Reservations and Covenants (as hereinafter defined) as set forth on Exhibit B, attached hereto, and provided Seller shall advise and provide copies of same to Purchaser promptly after Seller becomes aware of same, to convey additional easements as Permissible New Exceptions to utility and cable service providers, governmental or quasi-governmental Authorities, metropolitan, water and sanitation districts, homeowners associations or property owners associations or other entities that serve the Development or adjacent property for construction of utilities and other facilities to support the Development or such adjacent property, including but not limited to sanitary sewer, water lines, electric, cable, broad-band and telephone transmission, storm drainage and construction access easements across the Property not yet acquired by Purchaser, allowing Seller or its assignees the right to install and maintain sanitary sewer, water lines, cable television, broad-band, electric, telephone and other utilities on the Property and on the adjacent property owned by Seller and/or its affiliates, and further, to accommodate storm drainage from the adjacent property. Such easements shall require the restoration of any surface damage or disturbance caused by the exercise of such easements, shall not be located within the building envelope of any Lot, shall not materially detract from the value, use or enjoyment of (i) the Lots affected or the remaining portion of the Property on which such easements are to be located, or (ii) any adjoining property of Purchaser.

(d)          Master Covenants; Regional Improvement Authority.  The Lots to be acquired pursuant to this Contract shall be, prior to each Closing, made subject to the Covenants, Conditions and Restrictions for Sky Ranch recorded in the County Records on August 10, 2018, at Reception No. D8079588 (the “Master Declaration”).  The Master Declaration, together with any supplemental declarations which have been, or may in the future be, recorded against the Property, shall be collectively referred to as the “Master Covenants”.  The Master Covenants are administered by the Sky Ranch Community Authority Board (“CAB”) and shall be a Permitted Exception (as hereinafter defined).  Seller shall provide to Purchaser for its review, a copy of the Master Covenants as part of the Seller Documents (as hereinafter defined).  Seller shall be permitted to revise or supplement the Master Covenants at any time before the First Closing under this Contract without the consent of Purchaser but with prior notice and copies of same to Purchaser; provided, that any such revision has no material adverse effect on the Lots acquired or to be acquired by Purchaser.  The Seller may petition the County for the organization of a public improvement district pursuant to C.R.S. Title 30, Article 20 (the “Public Improvement District” or “PID”), or one or more public entities, including without limitation, the Sky Ranch Districts, CAB, and County may enter into an intergovernmental agreement pursuant to C.R.S. §§ 29-1-203 and – 203.5 to create a public authority (the “Regional Improvements Authority”) to provide a source of funding for the construction and operation of certain regional public improvements serving the Development and other properties, including without limitation, the freeway interchange at Interstate I-70/Airpark Frontage Road adjacent to the Development and other regional improvements (collectively, the “Regional Improvements”).  The PID, if formed, may pledge revenues and/or issue general obligation indebtedness, revenue bonds or special assessment bonds and will have the power to levy and collect ad valorem taxes on and against all taxable property within the PID in accordance with the provisions of part 5 of C.R.S. Title 30, Article 20. If and to the extent that Seller petitions the County and the County organizes a PID that includes the Development, Purchaser agrees that it will not object to the County’s organization of any such PID.  The Regional Improvements Authority, if created, may use revenue generated by the Sky Ranch Districts’ imposition of a mill levy that is a subset of the Sky Ranch Districts’ operations and maintenance mill levy to plan, design, acquire, construct, install, relocate and/or redevelop, and the administration, overhead and operations and maintenance costs incurred with respect to the Regional Improvements (the “Regional Improvements Mill Levy”). The Regional Improvements Mill Levy shall be calculated as the difference between the overlapping mill levies of property subject to the Aurora Public Schools mill levy (“APS Mill Levy”) and the overlapping mill levies of property not subject to the APS Mill Levy.  Notwithstanding the foregoing, (i) Purchaser may object if any proposal may exceed the Maximum Mills Limitation (hereafter defined) and (ii) regardless of whether or not Purchaser objects, Purchaser shall not be deemed to consent to or approve, and all PID documentation, coupled and aggregated with any and all other documentation relating to the District (hereafter defined), the other Sky Ranch Districts (hereafter defined), and the Regional Improvements Authority (such documentation being collectively referred to as, the “District Documentation”) shall only be permitted to levy and collect in the aggregate amounts that do not exceed the lesser of: (i) the total mill levy assessed against a residential lot that is subject to the APS Mill Levy; and (ii) up to 55.664 mills (subject to “Gallagher Adjustments”) commencing with the residential assessment rate as of January 1, 2021 for debt service, and up to 11.133 mills for operation and maintenance (also subject to Gallagher Adjustments) (collectively, the “Maximum Mills Limitation”). Seller shall be solely liable for and shall pay (i) any ad valorem taxes levied by any district or other entity in excess of the Maximum Mills Limitation, and (ii) any other rates, tolls, fees or charges adopted by any such district or other entity and this obligation of Seller shall survive all Closings for the benefit of Purchaser and all successor Lot owners.

(e)          Title Policy.  Within a reasonable time after each Closing, Seller, at its expense, shall cause the Title Company to deliver a Form 2006 ALTA extended coverage owner’s policy of title insurance (“Title Policy”), insuring Purchaser’s title to the Property conveyed at such Closing, pursuant to the applicable Takedown Commitment and subject only to the Permitted Exceptions, together with such endorsements as Purchaser may request and which the Title Company agrees to issue during the Due Diligence Period, and shall pay the premium for the basic policy at such Closing.  The Title Policy shall provide insurance in an amount equal to the Purchase Price for all Lots purchased at such Closing.  At each Closing, Seller shall offer to execute and deliver a Lien Affidavit and an Owner’s Affidavit, and shall obtain and furnish a Plat Certificate, as necessary.  Purchaser shall pay any fees charged by the Title Company to delete the standard pre-printed exceptions. Purchaser shall pay for the premiums for any endorsements requested by Purchaser, except that Seller shall pay for any endorsements that Seller agrees to provide in order to cure a Title Objection.

5.           Seller Obligations. Seller shall have the following obligations:

(a)          Entitlements.

(i)         Platting and Entitlements.  As part of the Seller Documents, Seller will provide to Purchaser any existing entitlement documents applicable to the Property (the “Existing Entitlements”). Seller shall be responsible, at Seller’s sole cost and expense, for preparing and processing in a commercially reasonable manner and timeframe, and diligently pursuing and obtaining Final Approval (as defined below) from the County and any other appropriate Authority and recording in the records of the Clerk and Recorder of the County (the “County Records”), as may be required, the following: (A) a preliminary plat; (B) a general development plan (“GDP”); (C) a specific development plan that includes the Property (“SDP”); (D) an administrative site plan (“ASP”) and final subdivision plat (or plats) for each Filing within the Property (each a “Final Plat”); (E) the public improvement construction plans for all improvements relating to each Final Plat (“CDs”); and (F) one or more development or subdivision improvement agreements associated with the Final Plats and other similar documentation required by the Authorities in connection with approval of the Final Plat(s) and CDs (collectively, along with the Existing Entitlements, the “Entitlements”).  The Entitlements (A) shall substantially comply with the Final Lotting Diagram, and shall provide that Phase B of the Development contains approximately 834 total lots, including the Lots which are of the number, type, and dimension as set forth above in Recital D (after taking into consideration applicable setbacks); (B) shall allow for the construction of a Residence on each Lot; (C) shall not impose new or additional requirements upon Purchaser (except as anticipated pursuant to this Contract) the cost of which is expected to exceed $3,000 per Lot (in the aggregate) or which will materially adversely affect or limit the use of any Lot for the construction of a Residence thereon.  Seller shall use commercially reasonable efforts to have the Entitlements for each Takedown, respectively, approved by the Authorities and recorded as necessary in the County Records with all applicable governmental or third-party appeal and/or challenge periods applicable to an approval decision of the County Board of Commissioners or County Planning Commission having expired without any appeal then-pending (“Final Approval”).  Seller shall use commercially reasonably efforts to obtain Final Approval of the Entitlements applicable to the Takedown 1 Lots on or before that date which is nine (9) months after the expiration of the Due Diligence Period, as such period may be extended pursuant to this Section 5(a), or as a result of Force Majeure delays.  If Final Approval of the Entitlements applicable to the Takedown 1 Lots has not been achieved as aforesaid on or before nine (9) months after the expiration of the Due Diligence Period (subject to Force Majeure delays), then Seller, in its discretion, shall have the right to extend the date for obtaining such Final Approval for a period not to exceed an additional six (6) months by providing written notice to Purchaser prior to the expiration of such nine (9) month period (or such later date as the same may have been previously extended).  If Seller has not secured such Final Approval of the Takedown 1 Lots by the expiration of the initial nine (9) month period (subject to Force Majeure delays) and shall fail to exercise such extension, each party shall thereupon be relieved of all further obligations and liabilities under this Contract, except as otherwise provided herein, and the Deposit shall be returned to Purchaser.  If Seller extends the time period for obtaining Final Approval of the Takedown 1 Lots, then during such extended time period Seller shall use commercially reasonable efforts to obtain Final Approval of such Entitlements, and failing which, Seller shall not be in default of its obligations under this Contract (unless Seller failed to use commercially reasonable efforts to obtain Final Approval of such Entitlements), but this Contract shall terminate in which case each party shall thereupon be relieved of all further obligations and liabilities under this Contract, except as otherwise provided herein, and the Deposit shall be returned to Purchaser.  The timing for Final Approval of the Entitlements for Takedowns after Takedown 1 is as set forth in Section 6(b)(i) hereof.  During the Entitlement process, Seller shall keep Purchaser reasonably informed of the process and the anticipated results therefrom and Seller will provide Purchaser with copies of those Entitlement documents as submitted to the County and other reasonable documentation relating to same; provided, however, that failure to provide the same to Purchaser shall not constitute a default hereunder.  Purchaser, at no material cost to Purchaser (other than costs incurred to obtain services that could reasonably be performed or provided in-house), shall cooperate with Seller in Seller’s efforts to obtain Final Approval of the Entitlements by the County.

(ii)       Lot Minimums for each Takedown.  The Final Plat(s) for the Property and the Lots are anticipated to be in a form which is substantially consistent with the Final Lotting Diagram, subject to changes made necessary by the Authorities and/or final engineering decisions which are necessary to properly engineer, design, and install the improvements in accordance with the requirements of the County and other applicable Authorities. In no event shall Purchaser be obligated to purchase any Lots which are less than the dimensions set forth in Recital D. In no event shall Purchaser be obligated to complete the First Closing if the total number of Lots in the First Closing is less than 38; provided, however, that in the event Seller delivers less than 38 Lots at the First Closing, Purchaser’s sole and exclusive remedy shall be to terminate this Contract, after which neither Party shall have any further right or obligation hereunder.

(iii)      Recordation of Final Plat.  At or before each Closing, Seller shall cause to be recorded, in the County Records, the Final Plat that includes the Lots that are to be purchased at such Closing.  Seller shall be responsible for providing to the County any bond or other financial assurance that is required by the County to record each Final Plat.

(b)          Interchange Obligations.  As of the Effective Date, the Existing Entitlements for the Development state that no more than 774 building permits may be issued for the Development until the freeway interchange is upgraded. The foregoing building permit provision may affect the ability of Purchaser and the other builders within Phase B from obtaining building permits on the Lots acquired after the First Closing under this Contract and after the initial closings under the other builder contracts.  Seller is currently working with the County, CDOT, and other stakeholders to identify interim upgrades to the freeway interchange that, if implemented, would increase the number of building permits available within the Development to accommodate all Lots subject to this Contract and the other builder contracts within Phase B (the “Interchange Upgrades”).  Seller will use commercially reasonable efforts to satisfy its obligations with respect to the Interchange Upgrades in a timely manner, such that Purchaser is not delayed (as a result of Seller’s actions or inactions) in obtaining from the County, a building permit for any Lot acquired by Purchaser, or upon completion of a Home on such Lot, a certificate of occupancy.  This section shall survive each Closing.

(c)          Finished Lot Improvements/Lot Development Agreement.

(i)       At the First Closing, Purchaser and Seller shall enter into the Lot Development Agreement regarding Seller’s obligations to construct and install the Finished Lot Improvements as described on Exhibit C attached hereto.  A draft of the Lot Development Agreement was provided to Purchaser prior to the Effective Date and the form thereof shall be mutually agreed upon by the parties not more than thirty (30) days after the Effective Date hereof and thereafter attached hereto, as Exhibit E, by an amendment signed by both parties,.

(ii)        The Lot Development Agreement includes, without limitation, provisions that provide for the following: (A) the payment of the Deferred Purchase Price by Purchaser as follows: (1) one-half of the Deferred Purchase Price for the Lots acquired shall be paid to Seller upon Substantial Completion of that portion of the Finished Lot Improvements consisting of the water, sanitary sewer and storm sewer infrastructure that is necessary to serve such Lots acquired, and (2) the remaining one-half of the Deferred Purchase Price for such Lots acquired (subject to the CO Holdback, as set forth below) shall be paid to Seller upon Substantial Completion of the balance of Finished Lot Improvements for such Lots acquired; (B) Seller’s and/or the District’s obligation to post surety as required by the County in connection with the Finished Lot Improvements; (C) provisions regarding Seller’s and/or the District’s agreements with the contractors who will construct the Finished Lot Improvements; (D) Seller’s and/or the District’s warranty obligations, as provided on Exhibit C; (E) Seller’s obligation to obtain lien waivers and to discharge mechanics liens related to construction of the Finished Lot Improvements; (F) Purchaser’s step-in rights following a Seller and/or District Event of Default (as such term is defined in the Lot Development Agreement) under the Lot Development Agreement; and (G) a license from Purchaser to permit construction of the Finished Lot Improvements and performance of other related activities on the Lots.  The Seller, Purchaser, other builder(s) affected by any improvements to be constructed under the Lot Development Agreement that serve or benefit the Lots and other property that is to be acquired by such other builder(s) (the “Joint Improvements”) and the Title Company will, at the Takedown 1 Closing execute a “Joint Improvements Memorandum” that describes the rights and obligations of Seller, Purchaser, such other builder(s) and Title Company and such document will supplement the Lot Development Agreement regarding the installation and construction of any Joint Improvements.  The form of the Joint Improvements Memorandum is attached to the Lot Development Agreement as Exhibit F thereto.  Notwithstanding the foregoing, Purchaser shall have the option, by notice given to Seller within five (5) business days after Purchaser receives notice from Seller that Substantial Completion has occurred and the remaining one-half of the Deferred Purchase Price for such Lots is due: (1) to defer such payment until all Finished Lot Improvements necessary for the issuance of certificates of occupancy for Residences located on such Lots have been completed, and if such deferral is made Purchaser shall not apply for building permits or commence construction of Residences on such Lots until Purchaser makes such payment (with Purchaser having the right, despite such deferral, to make such payment at any time prior to completion of such Finished Lot Improvements); or (2) if such deferral is not made (or if despite such deferral, Purchaser makes such payment prior to Seller’s completion of such Finished Lot Improvements) to make such payment and holdback a sum equal to $5,000.00 for each of the applicable Lots, which shall not be due and payable until all Finished Lot Improvements which are necessary for the issuance of certificates of occupancy for Residences located on such Lots have been completed.  Any amount withheld in accordance with clause (1) or (2) of the preceding sentence shall hereinafter be referred to as the “CO Holdback” and until Purchaser has paid, in full, the total amount of the CO Holdback, Purchaser shall not apply for any certificates of occupancy with respect to any Residence on any Lot for which payment was withheld.

(iii)     After each Closing, Seller acting as the Constructing Party (as defined in the Lot Development Agreement) under the Lot Development Agreement shall commence and diligently pursue Substantial Completion, or cause to be Substantially Completed, for the Lots purchased and acquired by Purchaser at each Closing, subject to Force Majeure, the Finished Lot Improvements in accordance with the phasing, provisions and schedules of the Lot Development Agreement and all applicable laws, codes, regulations and governmental requirements for the Lots.  Seller will notify Purchaser when the applicable Finished Lot Improvements have been Substantially Completed. Seller’s failure to comply with the foregoing covenant shall not constitute a default hereunder unless and until such failure shall constitute an Event of Default (as defined in the Lot Development Agreement) under the Lot Development Agreement.

(iv)      In order to secure Purchaser’s obligation (following each Closing) to pay the Deferred Purchase Price in accordance with the terms of this Contract and the payment schedule set forth in the Lot Development Agreement, as described in Section 5(c)5(a)(iii) of this Contract, at each Closing Purchaser shall deliver to Title Company (acting as escrow agent), either (a) a letter of credit, in a form agreeable to Seller in its reasonable discretion, issued by a financial institution acceptable to the parties in their reasonable discretion (the “Letter of Credit”), or (ii) a cash payment (a Letter of Credit and the cash payment each constitute a “Deferred Purchase Price Deposit”). The Deferred Purchase Price Deposit shall be in an amount equal to the sum of the Deferred Purchase Price for all of the Lots acquired by Purchaser at such Closing plus the Escalator thereon calculated pursuant to Section 2(a). Title Company shall hold and maintain the Deferred Purchase Price Deposit pursuant to the Lot Development Agreement in an escrow account established by Title Company for the benefit of Seller and Purchaser.  A Letter of Credit that is posted as the Deferred Purchase Price Deposit for a Closing shall remain in place until the final payment of the Deferred Purchase Price applicable to such Closing has been made to the Seller following Substantial Completion of the Finished Lot Improvements which serve the Lots acquired by Purchaser at such Closing (or, at Purchaser’s option, replacement of same with Good Funds).  If a Letter of Credit is scheduled to expire prior to the Substantial Completion of all of such Lots, and Purchaser has not renewed the Letter of Credit or replaced same with Good Funds at least fifteen (15) days prior to the expiration date thereof, Title Company is authorized and directed to draw down the full amount of the Letter of Credit and deposit such funds in escrow to be used solely for the payment of any unpaid Deferred Purchase Price.  The Letter of Credit may provide that it may be reduced from time to time to the extent of payments of the Deferred Purchase Price made by Purchaser for Finished Lot Improvements in accordance with the terms, including the payment schedule, set forth in the Lot Development Agreement and Section 5(c)(ii) of this Contract.  The Letter of Credit for each Closing shall be returned to Purchaser, together with an executed reduction certificate reducing the face amount thereof to $0.00, upon payment in full of the Deferred Purchaser Price for all of the Lots in such Closing.  A cash payment that is deposited as the Deferred Purchase Price Deposit for a Closing will be drawn down and disbursed by the Title Company to Seller from time to time to the extent of payments of the Deferred Purchase Price made by Purchaser for Finished Lot Improvements in accordance with the terms, including the payment schedule, set forth in the Lot Development Agreement and Section 5(c)(ii) of this Contract.  Failure by Purchaser to pay any portion of the Deferred Purchase Price that is secured by a Letter of Credit when the same shall become due and payable, provided that at such failure continues for a period of ten (10) days after the delivery of written notice thereof from Seller to Purchaser, shall entitle Seller to enforce the collection of the delinquent Deferred Purchase Price by drawing upon the Letter of Credit or having the Title Company draw upon the Letter of Credit, and in either event the funds so drawn shall be paid to Seller as payment of any unpaid Deferred Purchase Price and such failure to pay shall be deemed cured.  If Seller or Title Company is unable to draw upon the Letter of Credit, or Purchaser otherwise fails to pay the Deferred Purchase Price, Seller may protect and enforce its rights under this Contract pertaining to payment of the Deferred Purchase Price by (i) such suit, action, or special proceedings as Seller shall deem appropriate, including, without limitation, any proceedings for the specific performance of any covenant or agreement contained in this Contract and the Lot Development Agreement or the enforcement of any other appropriate legal or equitable remedy, or for the recovery of actual damages (excluding consequential, punitive damages or similar damages) caused by Purchaser’s failure to pay the Deferred Purchase Price, including reasonable attorneys’ fees, and (ii) enforcing Seller’s lien rights under the Lot Development Agreement.  Seller’s remedies are non-exclusive.  The foregoing provisions regarding the Letter of Credit as security for payment of the Deferred Purchase Price shall be included in the Lot Development Agreement in the form of escrow instructions.

(d)          Substantial Completion of Improvements.  The term “Substantially Complete” or “Substantial Completion” means that the Finished Lot Improvements for Lots acquired by Purchaser at a Closing have been substantially completed in accordance with the applicable CDs, the other applicable Entitlements, and all other applicable requirements of this Contract such that Purchaser will not thereby be precluded from obtaining building permits for such Lots and Seller has provided Purchaser written notice thereof.  From and after Substantial Completion of the Lots acquired at a Closing hereunder, Seller shall complete such remaining improvements as are necessary so that Purchaser will not be precluded from obtaining certificates of occupancy for Homes constructed by Purchaser on such Lots, following Purchaser’s completion thereof.

6.            Pre-Closing Conditions.

(a)        Seller’s Conditions.  It shall be a condition precedent to Seller’s obligation to close each Takedown, that the following conditions (“Seller’s Conditions Precedent”) have been satisfied:

(i)       Purchaser and other homebuilders are under contract to purchase at least 250 of the Lots in Phase B, and close the initial purchase of lots under some or all of such purchase and sale agreements as determined by Seller simultaneously (the “Initial Purchase Condition”); provided, that once such Initial Purchase Condition has been satisfied, it shall be considered satisfied at each subsequent Closing.

(ii)      Seller shall have satisfied, or is reasonably certain it will be able to satisfy (and Purchaser reasonably concurs with such determination), its obligations with respect to the Interchange Upgrades, on or before the Substantial Completion Deadline (as set forth in the Lot Development Agreement) for such Takedown, such that Purchaser shall not be prevented from obtaining building permits to construct Houses on Lots acquired at such Takedown no later than the applicable Substantial Completion Deadline (the “Interchange Condition”) and will not be prevented from obtaining certificates of occupancy for such Houses, solely as a result of Seller’s failure to timely satisfy the Interchange Condition.

Seller agrees to use commercially reasonable, good faith efforts to timely satisfy the Seller’s Conditions Precedent.  If for any reason other than Seller’s fault or exercise of its discretion, either Seller’s Condition Precedent is not satisfied on or before a Closing Date, Seller may elect to: (1) terminate this Contract by giving written notice to Purchaser at least ten (10) days prior to such Closing; (2) waive the unsatisfied Seller’s Condition(s) Precedent and proceed to the applicable Closing (provided, however, that such waiver shall not apply to any subsequent Closings); or (3) extend the applicable Closing Date for a period not to exceed ninety (90) days by giving written notice to Purchaser on or before the applicable Closing Date, during which time Seller shall use commercially reasonable efforts to cause such unsatisfied Seller’s Conditions Precedent to be satisfied. If Seller elects to extend any Closing Date and the unsatisfied Seller’s Condition Precedent is not satisfied on or before the last day of the 90-day extension period for any reason other than Seller’s fault or exercise of its discretion, then Seller shall elect within five (5) business days after the end of such extension period to either terminate this Contract or waive the unsatisfied Seller’s Condition(s) Precedent and proceed to the applicable Closing.  In the event Seller terminates this Contract pursuant to this Section 6(a), that portion of the Deposit made by Purchaser that has not been applied to the Purchase Price for Lots already acquired by Purchaser shall be returned to Purchaser.  Failure to give a termination notice as described above shall be an irrevocable waiver of Seller’s right to terminate this Contract as to the affected Takedown pursuant to this Section 6(a).

(b)        Purchaser’s Conditions.  It shall be a condition precedent to Purchaser’s obligation to close each Takedown, that the following conditions (“Purchaser’s Conditions Precedent”) have been satisfied:

(i)      Final Approval of the Entitlements for the applicable Takedown by the County and all other applicable Authorities and recordation in the County Records of the Final Plat for the Lots to be acquired at such Takedown and such other Entitlements, as may be required by the County, on or before the applicable Closing Date, as the same may be extended, and delivery from Seller of the Closing Notice.

(ii)      Seller shall have satisfied, or reasonably determines it will be able to satisfy (and Purchaser reasonably concurs with such determination), the Interchange Condition, such that Purchaser shall not be prevented from obtaining building permits for such Lots no later than the applicable Substantial Completion Deadline (as set forth in the Lot Development Agreement) and will not be prevented from obtaining certificates of occupancy for such Houses solely as a result of Seller’s failure to timely satisfy the necessary Interchange Upgrades.

(iii)       Seller’s representations and warranties set forth herein shall be materially true and correct as of the applicable Closing.

(iv)      The Title Company shall be irrevocably and unconditionally committed (subject only to Purchaser’s obligation to pay the portion of the Title Policy premium for which Purchaser is responsible under this Contract and satisfaction of any Title Company requirements applicable to Purchaser) to issue to Purchaser the applicable Title Policy with the endorsements as Purchaser may request and the Title Company agrees in writing to issue prior to the expiration of the Due Diligence Period, subject only to the Permitted Exceptions accepted by Purchaser in accordance with the provisions of this Contract.

(v)         The Joint Improvements Memorandum shall have been fully executed by all required parties.

(vi)        There shall have been no material adverse change to the Property.

(vii)      If Purchaser delivered its proposed House Plans (hereafter defined) to Seller, receipt of written approval of same from Seller as provided in Section 12(d)(i) of this Contract.

(viii)     With respect to the First Closing only, Seller shall have provided to Purchaser written assurance in form reasonable acceptable to Purchaser that, prior to the Takedown 2 Closing Date, Seller is expected to secure all necessary Entitlements and satisfy all conditions precedent to the Second Closing for the purchase by Purchaser of at least 40 Lots.

If the Purchaser’s Conditions Precedent are not satisfied on or before a respective Closing Date, Purchaser may: (1) waive the unfulfilled Purchaser’s Condition Precedent and proceed to Closing, (2) extend the applicable Closing Date for up to thirty (30) days to allow more time for Seller to satisfy the unfulfilled Purchaser’s Condition Precedent, or (3) as its sole remedy hereunder terminate this Contract as to such Takedown and any subsequent Takedowns by written notice to Seller, delivered within two (2) business days after the Closing Date for the applicable Takedown, in which case each party shall thereupon be relieved of all further obligations and liabilities under this Contract, except as otherwise provided herein, and the Deposit made by Purchaser that has not been applied to the Purchase Price for Lots already acquired by Purchaser shall be returned to Purchaser, but if the failure of any of Purchaser’s Conditions Precedent are the result of Seller’s default hereunder, Purchaser also shall have the rights and remedies of Section 28(b). If Purchaser elects to extend the Closing Date under (2), above, and the unsatisfied Purchaser’s Condition Precedent is not satisfied as of the last day of the thirty (30) day extension period, then Purchaser shall, as its sole remedy, elect to waive or terminate under (1) or (3).  Failure to give notice as described above shall be an irrevocable waiver of Purchaser’s right to terminate this Contract as to the affected Takedown pursuant to this Section 6(b).  If Purchaser terminates the Contract pursuant to this paragraph, Seller may negate such termination by giving notice to Purchaser that Seller has elected to extend the applicable Closing Date by ninety (90) days for the purpose of continuing its efforts to satisfy the unfulfilled Purchaser’s Condition(s) Precedent, so long as such notice is given within five (5) business days after Seller’s receipt of Purchaser’s notice of termination, and Purchaser shall again have a termination right pursuant to this Section if such condition is not satisfied prior to the last day of such extended period.

7.         Closing. “Closing” shall mean the delivery to the Title Company of all applicable documents and funds required to be delivered pursuant to Section 8 hereof and unconditional authorization of the Title Company to disburse, deliver and record the same.  The purchase of Lots at the closing of a Takedown shall be deemed to be “Closed” when the documents and funds required to be delivered pursuant to Section 8 hereof have been delivered to the Title Company, and the Title Company agrees to unconditionally to disburse, deliver and record the same.

8.         Closings; Closing Procedures.On each respective Closing Date, Purchaser shall purchase the number of Lots that Purchaser is obligated to acquire hereunder in the applicable Takedown.

(a)         Closing Dates.  The First Closing shall occur on that date which is ten (10) business days after Seller has provided Purchaser with written notice (a “Closing Notice”) that Final Approval of the Entitlements has been obtained for the Takedown 1 Lots (the “Takedown 1 Closing Date”).  The Second Closing shall occur on that date which is ten (10) business days after the last to occur of (i) delivery to Purchaser of a Closing Notice for Final Approval of the Entitlements applicable to the Takedown 2 Lots and (ii) that date which is twelve (12) months after the Takedown 1 Closing Date and (iii) the completion by Seller of all Finished Lot Improvements for the Lots previously purchased hereunder by Purchaser (the “Takedown 2 Closing Date”). The Third Closing shall occur on that date which is ten (10) business days after the last to occur of (i) delivery to Purchaser of a Closing Notice for Final Approval of the Entitlements applicable to the Takedown 3 Lots and (ii) that date which is twelve (12) months after the Takedown 2 Closing Date and (iii) the completion by Seller of all Finished Lot Improvements for the Lots previously purchased hereunder by Purchaser (the “Takedown 3 Closing Date”).  The Fourth Closing shall occur on that date which is ten (10) business days after the last to occur of (i) delivery to Purchaser of a Closing Notice for Final Approval of the Entitlements applicable to the Takedown 4 Lots and (ii) that date which is twelve (12) months after the Takedown 3 Closing Date and (iii) the completion by Seller of all Finished Lot Improvements for the Lots previously purchased hereunder by Purchaser (the “Takedown 4 Closing Date”).  The term “Closing Date” may be used to refer to each of the Takedown 1 Closing Date, the Takedown 2 Closing Date, the Takedown 3 Closing Date, and the Takedown 4 Closing Date.  If Purchaser desires to accelerate any Closing Date, Purchaser may request that a Closing Date be accelerated, and if Seller is willing to do so, in its sole and absolute discretion, the parties will work together to prepare a mutually acceptable amendment to this Contract to accommodate such request. Seller shall have the right to extend the Takedown 1 Closing Date for up to 90 days in order to satisfy Seller’s Condition Precedent as provided in Section 6(a) of this Contract.  With each Closing Notice, Seller shall provide, or otherwise make available, to Purchaser a copy of the Approved Entitlements to the extent not previously provided to Purchaser.

(b)          Closing Place and Time.  Each Closing shall be held at 11:00 a.m. on the applicable Closing Date at the offices of the Title Company or at such other time and place as Seller and Purchaser may mutually agree.

(c)          Closing Procedures.  Each purchase and sale transaction shall be consummated in accordance with the following procedures:

(i)        All documents to be recorded and funds to be delivered hereunder shall be delivered to the Title Company to hold, deliver, record and disburse in accordance with closing instructions approved by Purchaser and Seller;

(ii)         At each Closing, Seller shall deliver or cause to be delivered in accordance with the closing instructions the following:

(1)      A special warranty deed conveying the applicable portion of the Property to be acquired at such Closing to Purchaser.  The special warranty deed shall contain a reservation of easements, minerals, mineral rights and water and water rights, as well as other rights, as set forth on Exhibit B (the “Reservations and Covenants”).  The special warranty deed shall also be subject to non-delinquent general real property taxes for the year of such Closing and subsequent years, District assessments and the Permitted Exceptions.

(2)      Payment (from the proceeds of such Closing or otherwise) sufficient to satisfy any encumbrance relating to the portion of the Property being acquired at such Closing, required to be paid by Seller at or before the time of Closing.

(3)     A tax certificate or other evidence sufficient to enable the Title Company to ensure the payment of all general real property taxes and installments of District assessments then due and payable for the portion of the Property being acquired at such Closing.

(4)      An affidavit, in a form sufficient to comply with applicable laws, stating that Seller is not a foreign person or a foreign corporation subject to the Foreign Investment in Real Property Tax Act, and therefore not subject to its withholding requirements.

(5)      A certification or affidavit to comply with the reporting and withholding requirements for sales of Colorado properties by non-residents (Colorado Department of Revenue Form DR‑1083).

(6)      A Lien Affidavit and Title Company Indemnity.

(7)    A partial assignment of declarant rights or builder rights under the Master Covenants (a “Builder Designation”), assigning only the following declarant rights (to the extent such rights are not automatically granted to Purchaser as a “builder” by the terms of the Master Covenants) from Seller to Purchaser: to maintain sales offices, construction offices, management offices, model homes and signs advertising the Development and/or Lots, and such other rights to which the parties may mutually agree, the form of such Builder Designation being attached hereto and incorporated herein as Exhibit H.

(8)      The Tap Purchase Agreement (as defined herein).

(9)      A general assignment to Purchaser in the form attached hereto as Exhibit D (“General Assignment”) with respect to the applicable Lots.

(10)     An Owner’s Affidavit.

(11)    The Lot Development Agreement and the Joint Improvements Memorandum executed by Seller and other applicable parties.

(12)    Such other documents as may be required to be executed by Seller pursuant to this Contract or the closing instructions.

(iii)       At each Closing, Purchaser shall deliver or cause to be delivered in accordance with the closing instructions the following:

(1)      The Purchase Price payable at such Closing, computed in accordance with Section 2 above, for the Lots being acquired at such Closing, such payment to be made in Good Funds.

(2)      The Tap Purchase Agreement.

(3)      The Lot Development Agreement and the Joint Improvements Memorandum executed by Purchaser.

(4)    All other documents required to be executed by Purchaser pursuant to the terms of this Contract or the closing instructions.

(5)      Payment of any amounts due pursuant to Section 16 hereof.

(iv)      At each Closing, Purchaser and Seller shall each deliver an executed settlement statement, which shall set forth all prorations, disbursements of the Purchase Price and expenses applicable to such Closing;

(v)        The following adjustments and prorations shall be made between Purchaser and Seller as of each Closing:

(1)      Real property taxes and installments of District assessments, if any, for the applicable portion of the Property for the year in which the Closing occurs shall be prorated based upon the most recent known rates, mill levy and assessed valuations; and such proration shall be final.

(2)      Seller shall pay real property taxes and assessments for years prior to the year in which the Closing occurs.

(3)      Purchaser shall pay any and all recording costs and documentary fees required for the recording of the deed.

(4)     Seller shall pay the base premium for the Title Policy and for any endorsement Seller agrees to provide to cure a Title Objection, and Purchaser shall pay the premium for any other endorsements requested by Purchaser in accordance with Section 4 above, including an extended coverage endorsement.

(5)      Each party shall pay one-half (1/2) of any closing or escrow charges of the Title Company.

(6)     All other costs and expenses not specifically provided for in this Contract shall be allocated between Purchaser and Seller in accordance with the customary practice of commercial real estate transactions in Arapahoe County, Colorado.

(vi)      Possession of the applicable portion of the Property being acquired at each Closing shall be delivered to Purchaser at such Closing, subject to the Permitted Exceptions.

9.           Seller’s Delivery of Title.  At each Closing, Seller shall convey title to the applicable portion of the Property, together with the following items, to the extent that they have been approved, or are deemed to have been approved by Purchaser pursuant to the terms of this Contract (each, a “Permitted Exception” and collectively, the “Permitted Exceptions”):

(a)          all easements, agreements, covenants, restrictions, rights-of-way and other matters of record that affect title to the Property as disclosed by the Master Commitment or any Takedown Commitment, or otherwise, to the extent that such matters are approved or deemed approved by Purchaser in accordance with Section 4 above or otherwise approved by Purchaser (unless otherwise identified herein as an obligation, fee or encumbrance to be assumed by Purchaser or which is otherwise identified herein as a Purchaser obligation which survives such Closing, the foregoing items, however, shall not include any mortgages, deeds of trust, mechanic’s liens or judgment liens arising by, through or under Seller, which monetary liens Seller shall cause to be released (or with Purchaser’s approval fully insured over by the Title Company), to the extent they affect any portion of the Property, on or prior to the date that such portion of the Property is conveyed to Purchaser);

(b)         the Entitlements, including without limitation, the Final Plat applicable to the Property being acquired at such Closing and all easements and other terms, agreements, provisions, conditions and obligations as shown on such Final Plat provided such easements and other terms, agreements, provisions, conditions and obligations as shown on such Final Plat otherwise constitute Permitted Exceptions;

(c)          the Master Covenants;

(d)       the inclusion of the Property into the Sky Ranch Metropolitan District No. 3 (the “District”), the PID, and such other special improvement districts or metropolitan districts as may be disclosed by the Master Commitment or any Takedown Commitment delivered to Purchaser pursuant to this Contract (all subject to the Maximum Mills Limitation);

(e)          the inclusion of the Property into that certain Declaration of Covenants Imposing and Implementing the Sky Ranch Public Improvement Fee recorded in the County Records on August 13, 2018, at Reception No. D8079674 (the “PIF Covenant”).

(f)           A reservation of water and mineral rights as set forth on Exhibit B hereof;

(g)          applicable zoning and governmental regulations and ordinances;

(h)          title exceptions, encumbrances, or other matters arising by, through or under Purchaser;

(i)          items apparent upon an inspection of the Property or shown or that would be shown on an accurate and current survey of the Property as of the end of the Due Diligence Period; and

(j)         any Permissible New Exception and any other document required or permitted to be recorded against the Property in the County Records pursuant to the terms of this Contract.

10.         Due Diligence Period; Acceptance of Property; Release and Disclaimer.

(a)          Feasibility Review.  Within five (5) business days following the Effective Date, Seller shall deliver or make available (via electronic file share if available in electronic form, otherwise at Seller’s office) to Purchaser the following listed items to the extent in Seller’s actual possession; if an item listed below is not in Seller’s possession and not delivered or made available to Purchaser, but is otherwise readily available to Seller, then Purchaser may make written request to Seller to provide such item, and Seller will use its reasonable efforts to obtain and deliver or make such item available to Purchaser, but Seller will have no obligation otherwise to obtain any item not in Seller’s possession:  (i) any environmental reports, soil reports and certifications pertaining to the Lots, (ii) a copy of any subdivision plat for the Property, (iii) engineering and construction plans pertaining to the Lots, (iv) biological, grading, drainage, hydrology and other engineering reports and plans and engineering and constructions plans for offsite improvements that are required to obtain building permits/certificates of occupancies for single-family detached residences constructed on the Lots; (v) any PUD, Development Agreement, Site Development Plans and other approvals pertaining to the Lots particularly and the Development generally; (vi) the Master Covenants; (vii) any Special District Service Plans; (viii) the PIF Covenant;  (ix) any existing ALTA or other boundary Survey of the Property; and (x) copies of any subdivision bonds or guarantees applicable to the Lots (collectively, the “Seller Documents”).  If Seller receives any update to the Seller Documents, Seller shall deliver same promptly to Purchaser. Purchaser shall have a period expiring sixty (60) calendar days following the Effective Date of this Contract within which to review the same (the “Due Diligence Period”).  During the Due Diligence Period, Purchaser shall have an opportunity to review and inspect the Property, all Seller Documents and any and all factors deemed relevant by Purchaser to its proposed development and the feasibility of Purchaser’s intended uses of the Property in Purchaser’s sole and absolute discretion (the “Feasibility Review”).  The Feasibility Review shall be deemed to have been completed to Purchaser’s satisfaction only if Purchaser gives written notice to Seller of its election to continue this Contract (“Continuation Notice”) prior to the expiration of the Due Diligence Period.  If Purchaser fails to timely give a Continuation Notice or if Purchaser gives a notice of its election to terminate, this Contract shall automatically terminate, the Initial Deposit shall be promptly returned to Purchaser, Purchaser shall deliver to Seller all information and materials received by Purchaser from Seller pertaining to the Property and any non-confidential and non-proprietary information otherwise obtained by Purchaser pertaining to the Property, and thereafter the parties shall have no further rights or obligations under this Contract except as otherwise provided in Section 25 below.  Seller will reasonably cooperate with Purchaser, at Purchaser’s cost and at no cost and with no liability to Seller to assist Purchaser in obtaining: (A) an updated or recertification of any of the Seller Documents, (B) reliance letters from any of the preparers of the Seller Documents, and (C) any consents that may be required so that Purchaser may receive the benefits after Closing of any agreements comprising the Seller Documents that confer a benefit and are reasonably necessary for the Purchaser’s proper and efficient development of the Property for residential use, to the extent such are obtainable by Purchaser.

(b)         Approval of Property.  If Purchaser gives a Continuation Notice on or before the expiration of the Due Diligence Period, except as otherwise provided in this Section 10, Purchaser shall be deemed to have waived Feasibility Review and elected to continue this Contract and proceed as provided hereunder.

(c)          Radon.  Purchaser acknowledges that radon gas and naturally occurring radioactive materials (“NORM”) each naturally occurs in many locations in Colorado.  The Colorado Department of Public Health and Environment and the United States Environmental Protection Agency (the “EPA”) have detected elevated levels of naturally occurring radon gas in residential structures in many areas of Colorado, including the County and all of the other counties along the front range of Colorado.  The EPA has raised concerns with respect to adverse effects on human health from long-term exposure to high levels of radon and recommends that radon levels be tested in all Residences.  Purchaser acknowledges that Seller neither claims nor possesses any special expertise in the measurement or reduction of radon or NORM.  Purchaser further acknowledges that Seller has not undertaken any evaluation of the presence or risks of radon or NORM with respect to the Property nor has it made any representation or given any other advice to Purchaser as to acceptable levels or possible health hazards of radon and NORM.  SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE PRESENCE OR ABSENCE OF RADON, NORM OR OTHER ENVIRONMENTAL POLLUTANTS WITHIN THE PROPERTY OR THE RESIDENCES TO BE CONSTRUCTED ON THE LOTS OR THE SOILS BENEATH OR ADJACENT TO THE PROPERTY OR THE RESIDENCES TO BE CONSTRUCTED ON THE LOTS PRIOR TO, ON OR AFTER THE APPLICABLE CLOSING DATE.  Purchaser, on behalf of itself and its successors and assigns, hereby releases the Seller from any and all liability and claims with respect to any NORM.  Every home sales contract entered in to by Purchaser with respect to subsequent sales of Lots shall include any disclosures with respect to radon (and other NORMs) as required by applicable Colorado law.

(d)          Soils.  Purchaser acknowledges that soils within the State of Colorado consist of both expansive soils and low-density soils, and certain areas contain potential heaving bedrock associated with expansive, steeply dipping bedrock, which will adversely affect the integrity of a dwelling unit constructed on a Lot if the dwelling unit and the Lot on which it is constructed are not properly maintained.  Expansive soils contain clay mineral, which have the characteristic of changing volume with the addition or subtraction of moisture, thereby resulting in swelling and/or shrinking soils.  The addition of moisture to low-density soils causes a realignment of soil grains, thereby resulting in consolidation and/or collapse of the soils.  Purchaser agrees that it shall obtain a current geotechnical report for the Property and an individual lot soils report for each Lot containing design recommendations from a licensed geotechnical engineer for all structures to be placed upon the Lot.  Purchaser shall require all homes to have engineered footing and foundations consistent with results of the individual lot soils report for each Lot and shall take reasonable action as shall be necessary to ensure that the homes to be constructed upon the Lots shall be done in accordance with proper design and construction techniques.  Purchaser shall also provide a copy of the geotechnical report for the Property and the individual lot soils report for each Lot to Seller within seven (7) days after Seller’s request for the same, and agrees in the event that this Contract terminates for any reason Purchaser shall use reasonable efforts to assign, without liability or recourse to Purchaser, at Seller’s request, the geotechnical report for the Property and the individual lot soils report for each Lot to any subsequent homebuilder who enters into a purchase and sale agreement with Seller to purchase all of a portion of the Lots.  SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE PRESENCE OR ABSENCE OF EXPANSIVE SOILS, LOW-DENSITY SOILS OR DIPPING BEDROCK UPON THE PROPERTY AND PURCHASER SHALL UNDERTAKE SUCH INVESTIGATION AS SHALL BE REASONABLE AND PRUDENT TO DETERMINE THE EXISTENCE OF THE SAME.  Purchaser shall provide all disclosures required by C.R.S. Section 6-6.5-101 in every home sales contract entered in to by Purchaser with respect to subsequent sales of a Lot to a homebuyer.  Purchaser, on behalf of itself and its successors and assigns, hereby releases the Seller from any and all liability and claims with respect to expansive and low-density soils and dipping bedrock located within the Property.

(e)        Over Excavation.  The Finished Lot Improvements required for each Lot do not include any “over excavation” or comparable preparation or mitigation of the soil (the “Overex”) on the Property and Purchaser shall have sole responsibility at Purchaser’s sole expense with respect to the Overex and shall have the right (pursuant to a license agreement to be provided by Seller) to enter such Lots for the purposes of performing the Overex; provided, however, that such entry shall be performed in a manner that does not materially interfere with or result in a material delay or an increase in the costs or any expenses in the construction of the Finish Lot Improvements, and provided further that Purchaser shall promptly repair any portion of the Lots and adjacent property that is materially damaged by Purchaser or its agents, designees, employees, contractors, or subcontractors in performing the Overex.  Purchaser shall obtain, at its cost, a current geotechnical report for the Property and an individual lot soils report for each Lot containing design recommendations from a licensed geotechnical engineer for all structures to be placed upon the Lot (“Purchaser’s Geotechnical Reports”).  Purchaser shall not rely upon any geotechnical or soils report furnished by Seller, and Seller shall have no responsibility or liability with respect to the Overex, Purchaser’s Geotechnical Reports or any matters related thereto.  The parties shall reasonably cooperate in coordinating Purchaser’s completion of the Overex so that the Overex can be properly sequenced with Seller’s completion of the Finished Lot Improvements and the parties acknowledge and agree that any delay in Seller’s completion of the Finished Lot Improvements resulting from Purchaser’s Overex work shall extend the date for substantial completion of the Finished Lot Improvements in accordance with the provisions of the Lot Development Agreement.  In no event shall the Seller be liable to Purchaser for any delay or costs or damages incurred by Purchaser with respect to such Overex, even if caused by any delay in installation of Finished Lot Improvements sequenced ahead of the Overex.  THE PARTIES ACKNOWLEDGE AND AGREE THAT SELLER IS NOT PERFORMING ANY OVER-EXCAVATION OF THE LOTS AND THAT SELLER SHALL HAVE NO LIABILITY WHATSOEVER WITH RESPECT TO OR ARISING OUT OF ANY OVER-EXCAVATION OF THE LOTS OR EXPANSIVE SOILS PRESENT ON THE LOTS AND SELLER EXPRESSLY DISCLAIMS ANY LIABILITY WITH RESPECT TO ANY OVER-EXCAVATION OF THE LOTS AND EXPANSIVE SOILS PRESENT ON THE LOTS.  PURCHASER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER AND ITS SHAREHOLDERS, EMPLOYEES, DIRECTORS, OFFICERS, AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS FOR, FROM AND AGAINST ALL CLAIMS, DEMANDS, LIABILITIES, LOSSES, DAMAGES (EXCLUSIVE OF SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR LOST PROFITS DAMAGES), COSTS AND EXPENSES, INCLUDING BUT NOT LIMITED TO COURT COSTS AND REASONABLE ATTORNEYS’ FEES, ARISING OUT OF ANY EXPANSIVE SOILS, OVER-EXCAVATION OR OTHER SOIL MITIGATION OR PURCHASER’S ELECTION NOT TO PERFORM SOILS MITIGATION, ON OR PERTAINING TO PURCHASER’S LOTS.  THE PROVISIONS OF THIS SECTION SHALL EXPRESSLY SURVIVE THE EXPIRATION OR TERMINATION OF THIS CONTRACT.

(f)          No Reliance on Documents.  Except for and subject to the representations, warranties, covenants and agreements of Seller expressly stated in this Contract and/or expressly set forth in the documents executed by Seller at a Closing (collectively, the “Seller’s Express Representations”), Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information (including, without limitation, the Seller Documents) delivered by Seller or its brokers or agents to Purchaser in connection with the transaction contemplated hereby. Except for and subject to Seller’s Express Representations, all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein.  Except for and subject to Seller’s Express Representations, the Seller Parties (as hereinafter defined) shall not be liable to Purchaser for any inaccuracy in or omission from any such reports.  Purchaser hereby represents to Seller that, to the extent Purchaser deems the same to be necessary or advisable for its purposes, and without waiving the right to rely upon the Seller’s Express Representations:  (i) Purchaser has performed or will perform an independent inspection and investigation of the Lots and has also investigated or will investigate the operative or proposed governmental laws, ordinances and regulations to which the Lots may be subject, and (ii) Purchaser shall acquire the Lots solely upon the basis of its own or its experts’ independent inspection and investigation, including, without limitation, (a) the quality, nature, habitability, merchantability, use, operation, value, fitness for a particular purpose, marketability, adequacy or physical condition of the Lots or any aspect or portion thereof, including, without limitation, appurtenances, access, landscaping, parking facilities, electrical, plumbing, sewage, and utility systems, facilities and appliances, soils, geology and groundwater, (b) the dimensions or sizes of the Lots, (c) the development or income potential, or rights of or relating to, the Lots, (d) the zoning or other legal status of the Lots or any other public or private restrictions on the use of the Lots, (e) the compliance of the Lots with any and all applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions, (f) the ability of Purchaser to obtain any necessary governmental permits for Purchaser’s intended use or development of the Lots, (g) the presence or absence of Hazardous Materials on, in, under, above or about the Lots or any adjoining or neighboring property, (h) the condition of title to the Lots, or (i) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the Lots, except as provided in any express representations/warranties and/or covenants contained in this Contract.

(g)         As Is.  Except for and subject to Seller’s Express Representations and Seller’s performance of its obligations under this Contract and the Lot Development Agreement, Purchaser acknowledges and agrees that it is purchasing the Property based on its own inspection and examination thereof, and Seller shall sell and convey to Purchaser and Purchaser shall accept the property on an “AS IS, WHERE IS, WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN” basis in an “AS IS” physical condition and in an “AS IS” state of repair (subject in all events to Seller’s Express Representations including but not limited to the Finished Lot Improvements obligation set forth in Section 5(c)(ii) hereof).  Except for and subject to Seller’s Express Representations, to the extent not prohibited by law the Purchaser hereby waives, and Seller disclaims all warranties of any type or kind whatsoever with respect to the Property, whether express or implied, direct or indirect, oral or written, including, by way of description, but not limitation, those of habitability, fitness for a particular purpose, and use.  Without limiting the generality of the foregoing, Purchaser expressly acknowledges that, except for and subject to Seller’s Express Representations, Seller makes no other or additional representations or warranties concerning, and hereby expressly disclaims any representations or warranties concerning the following: (i) The value, nature, quality or condition of the Property; (ii) Any restrictions related to development of the Property; (iii) The applicability of any governmental requirements; (iv) The suitability of the Property for any purpose whatsoever; (v) The presence in, on, under or about the Property of any Hazardous Material or any other condition of the Property which is actionable under any Environmental Law (as such terms are defined in this Section 10; (vi) Compliance of the Property or any operation thereon with the laws, rules, regulations or ordinances of any applicable governmental body; or (vii) The presence or absence of, or the potential adverse health, economic or other effects arising from, any magnetic, electrical or electromagnetic fields or other conditions caused by or emanating from any power lines, telephone lines, cables or other facilities, or any related devices or appurtenances, upon or in the vicinity of the Property.

EXCEPT FOR REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS CONTRACT OR OTHERWISE PROVIDED IN THIS CONTRACT AND/OR EXPRESSLY SET FORTH IN THE CLOSING DOCUMENTS, SELLER SHALL NOT BE LIABLE TO PURCHASER FOR ANY CONSTRUCTION DEFECT, ERRORS, OMISSIONS, OR ON ACCOUNT OF SOILS CONDITIONS OR ANY OTHER CONDITION AFFECTING THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THOSE MATTERS DESCRIBED ABOVE AND PURCHASER AND ANYONE CLAIMING BY, THROUGH OR UNDER PURCHASER, HEREBY FULLY RELEASES SELLER, ITS PARTNERS, EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, ATTORNEYS AND AGENTS (BUT NOT INCLUDING ANY THIRD PARTY PROFESSIONAL SERVICE PROVIDERS [E.G., ENGINEERS, ETC.], CONTRACTORS OR SIMILAR FIRMS OR PERSONS)  FROM ANY AND ALL CLAIMS AGAINST ANY OF THEM FOR ANY COST, LOSS, LIABILITY, DAMAGE, EXPENSE, DEMAND, ACTION OR CAUSE OF ACTION  (INCLUDING, WITHOUT LIMITATION, ANY RIGHTS OF CONTRIBUTION) ARISING FROM OR RELATED TO ANY CONSTRUCTION DEFECTS, ERRORS, OMISSIONS, OR OTHER CONDITIONS AFFECTING THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THOSE MATTERS DESCRIBED ABOVE. The foregoing release and waiver shall not apply to any cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to (i) fraud or other intentional misconduct or the gross negligence of any Seller Party or (ii) any claims against contractors or subcontractors for construction defects in the Finished Lot Improvements; provided, however, that Purchaser shall look first to such contractors and/or subcontractors conducting such work.

As used herein, “Hazardous Materials” shall mean, collectively, any chemical, material, substance or waste which is or hereafter becomes defined or included in the definitions of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutant” or “contaminant,” or words of similar import, under any Environmental Law, and any other chemical, material, substance, or waste, exposure to, disposal of, or the release of which is now or hereafter prohibited, limited or regulated by any governmental or regulatory authority or otherwise poses an unacceptable risk to human health or the environment.

As used herein, “Environmental Laws” shall mean all applicable local, state and federal environmental rules, regulations, statutes, laws and orders, as amended from time to time, including, but not limited to, all such rules, regulations, statutes, laws and orders regarding the storage, use and disposal of Hazardous Materials and regarding releases or threatened releases of Hazardous Materials to the environment.

(h)          Release.  Purchaser agrees that, except for and subject to Seller’s Express Representations, Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions, or on account of geotechnical or soils conditions or on account of any other conditions affecting the Property, because Purchaser otherwise is purchasing the Property AS IS, WHERE-IS, and WITH ALL FAULTS as set forth above in subsection (g).  Purchaser, or anyone claiming by, through or under Purchaser, hereby fully releases Seller, Seller’s affiliates, divisions and subsidiaries and their respective managers, members, partners, officers, directors, shareholders, affiliates, representatives and employees (the “Seller Parties” and each as a “Seller Party”) from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against the Seller Parties for any cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to any defects, errors, omissions or other conditions affecting the Property, except to the extent that such loss or other liability derives or results from a breach or default of the Seller’s Express Representations. Purchaser hereby waives any Environmental Claim (as defined in this Section) which it now has or in the future may have against Seller, provided however, such waiver shall not apply to activities to be performed by the Seller in accordance with the applicable Lot Development Agreement.  The foregoing release and waiver shall be given full force and effect according to each of its express terms and provisions, including, but not limited to, those relating to unknown and suspected claims, damages and causes of action.  The foregoing release and waiver shall not apply to any cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to (i) fraud or other intentional misconduct or gross negligence of any Seller Party, or (ii) any claims against contractors or subcontractors for construction defects in the Finished Lot Improvements.

As used herein, “Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation, whether written or oral, by any person, organization or agency alleging potential liability, including without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, including diminution of the market value of the Property or any part thereof, personal injuries or penalties arising out of, based on or resulting from the presence or release into the environment of any Hazardous Materials at any location, or resulting from circumstances forming the basis of any violation or alleged violation of any Environmental Laws, and any and all claims by any person, organization or agency seeking damages, contribution, indemnification, costs, recovery, compensation or injunctive relief resulting from the presence or release of any Hazardous Materials.

(i)         Indemnification.  Purchaser shall indemnify, defend (with counsel reasonably selected by Purchaser with Seller approval) and hold harmless the Seller Parties of, from and against any and all claims, demands, liabilities, losses, expenses, damages, costs and reasonable attorneys’ fees that any of the Seller Parties may at any time incur by reason of or arising out of:  (i) any work performed in connection with or arising out of Purchaser’s activities, or Purchaser’s acts or omissions with respect to any Overex work, (ii) Purchaser’s failure to perform its work on the Property in accordance with applicable laws, and (iii) either personal injuries or property damage occurring after the Closing by reason of or arising out of the geologic, soils or groundwater conditions on the Property acquired by Purchaser, (iv) Purchaser’s or its successor’s development, construction, use, ownership, management, marketing or sale activities associated with the Lots (including, without limitation, land development, grading, excavation, trenching, soils compaction and construction on the Lots performed by or on behalf of Purchaser (including, but not limited to, by all subcontractors and consultants engaged by Purchaser); (v) the soils, subsurface geologic, groundwater conditions or the movement of any home constructed on the Lots after a Closing; (vi) the design, engineering, structural integrity or construction of any homes constructed on the Lots after a Closing; or (vii) any claim asserted by Purchaser’s homebuyers or their successors in interest alleging construction defects related to any Overex work performed by Purchaser, or any soils, subsurface geologic or groundwater conditions affecting the Lots.  The foregoing indemnity obligation of Purchaser includes acts and omissions of Purchaser and all agents, consultants and other parties acting for or on behalf of Purchaser (“Purchaser Parties”).  Notwithstanding the foregoing, Purchaser is not required by this indemnification provision to indemnify the Seller against (i) Seller’s failure to perform its obligations under this Contract or under any of the Closing documents, (ii) Seller’s breach of Seller’s Express Representation, or (iii) claims arising directly from the decisions of Seller acting in its capacity as declarant under the Master Covenants; and further provided that Purchaser is not required to indemnify consultants, contractors and subcontractors who contract with Seller and who perform services or supply labor, materials, equipment, and other work relating to geotechnical or soils conditions on the Lots that is necessary for the Lots to satisfy the requirements set forth herein.

(j)           The provisions of this Section 10 shall survive each Closing and the delivery of each respective deed to the Purchaser.

11.         Seller’s Representations.  Seller hereby represents and warrants to Purchaser as follows (the following subsections collectively referred to herein as “Seller’s Representations”):

(a)          Organization.  Seller is a limited liability company duly organized and validly existing under the laws of the State of Colorado.

(b)        Litigation.  To Seller’s Actual Knowledge (as defined in this Section 11), there is no pending or threatened litigation materially adversely affecting or which could materially adversely affect the Property or the Development.

(c)         Bankruptcy.  There are no attachments, levies, executions, assignments for the benefit of creditors, receiverships, conservatorships, or voluntary or involuntary proceedings in bankruptcy, or any other debtor relief actions contemplated by Seller or filed by Seller, or to Seller’s knowledge, pending in any current judicial or administrative proceeding against Seller.

(d)         Non-Foreign Person.  Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and applicable regulations.

(e)          Condemnation.  Seller has received no written notice of any pending or threatened condemnation or eminent domain proceedings which may affect the Property or any part thereof.

(f)          Execution and Delivery.  The execution, delivery and performance of this Contract by Seller does not and will not result in a breach of, or constitute a default under, any indenture, loan or credit agreement, mortgage, deed of trust or other agreement to which Seller is a party.  The individual(s) executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms hereof and thereof.

(g)          Default.  To Seller’s Actual Knowledge, Seller has not defaulted under any covenant, restriction or contract affecting the Property or the Development, nor has Seller caused by its act or omission an event to occur which would with the passage of time constitute a breach or default under such covenant, restriction or contract.

(h)       Violation of Law.  Seller has not received any written notice of non-compliance, and to Seller’s Actual Knowledge there is no non-compliance, of the Property or the Development with respect to any federal, state or local laws, codes, ordinances or regulations relating to the Property or the Development.

(i)          Rights.  Seller has not granted to any party, other than Purchaser hereunder, any option, contract, right of refusal or other agreement with respect to a purchase or sale of the Property.  To Seller’s Actual Knowledge, there are no leases, occupancy agreements, easements, licenses or other agreements which grant third-parties any possessory or usage rights to all or any part of the Property, except as disclosed in the Master Commitment, and Takedown Commitment or the Seller Documents.

(j)          Environmental.  Neither Seller nor, to Seller's Actual Knowledge, any third party, has used, generated, transported, discharged, released, manufactured, stored or disposed of any Hazardous Materials from, into, at, on, under or about the Property in any manner which violates federal, state, or local laws, ordinances, rules, regulations, or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production, or disposal of Hazardous Material.  To Seller's Actual Knowledge: (a) the Property is not now, nor was it previously, in violation, and is not currently under investigation for violation of any Environmental Law; (b) there has been no migration of any Hazardous Materials from, into, at, on, under or about the Property; and (c) there is not now, nor was there previously, on or in the Property underground storage tanks or surface below-grade impoundments used to store, treat or handle Hazardous Materials or debris or refuse buried in, on or under the Property.

(k)        Debt.  As of the Effective Date, Seller owns the Property free and clear of any mortgages or deeds of trust. If Seller encumbers the Property, or any portion thereof, with a mortgage or deed of trust before a Closing, the Lots to be acquired at such Closing will be released from such encumbrance at such Closing.  Seller will use commercially reasonably efforts to obtain a recognition agreement from the lender holding any such mortgage or deed of trust, but makes no representation or other covenant that such lender will agree to the terms of or execute a recognition agreement.

(l)         Development Ownership. To Seller’s Actual Knowledge, as of the Effective Date Seller owns, has or will acquire rights in all real property as necessary or as will be necessary to be able comply with the Entitlements.

(m)        Seller Documents.  To Seller’s Actual Knowledge, the Seller Documents provided and to be provided by Seller to Purchaser are and will be true, correct and complete copies of same.

(n)          FASB. The fair market value of the Property does not exceed fifty percent (50%) of the fair market value of the total assets of Seller.

For purposes of the foregoing, the phrase “Seller’s Actual Knowledge” shall mean the current, actual, personal knowledge of Mark Harding as President of Seller, without any duty of investigation or inquiry and without imputation of any other person’s knowledge.  The fact that reference is made to the personal knowledge of the above identified individual shall not render such individual personally liable for any breach of any of the foregoing representations and warranties; rather, Purchaser’s sole recourse in the event of any such breach shall be against Seller, and Purchaser hereby waives any claim or cause of action against the above identified individual arising from Seller’s Representations. Seller and Purchaser shall notify the other in writing immediately if any Seller’s Representation becomes untrue or misleading in light of information obtained by Seller or Purchaser after the Effective Date.  In the event that Purchaser elects to close and Purchaser has actual knowledge (meaning the current, actual, personal knowledge of Douglas Shelton, without any duty of investigation or inquiry and without imputation of any other person’s knowledge) that any of Seller’s Representations are untrue or misleading, or of a breach of any of Seller’ Representations prior to a Closing, without the duty of further inquiry, Purchaser shall be deemed to have waived any right of recovery with respect to the matter actually known by Purchaser, and Seller shall not have any liability in connection therewith.

Seller’s Representations shall be deemed to be made again, as and at the date of each Closing, and shall survive each respective Closing (with respect only to the Lots acquired at such Closing) for a period of twelve (12) months, except that any claim for which legal action is filed within such time period shall survive until resolution of such action, and except to the extent of any matter that is waived by Purchaser pursuant to the previous paragraph (and any such matter waived pursuant to the previous paragraph shall not survive Closing).

Seller makes no promises, representations or warranties regarding the construction, installation or operation of any amenities within the Development, including without limitation, clubhouses, swimming pools and/or sports courts.  To the extent that any development plans, site plans, rendering, drawings, marketing information or other materials related to the Development include, depict or imply the inclusion of any amenities in the Development, they are included only to illustrate possible amenities for the Development that may or may not be built and Purchaser shall not rely upon any such materials regarding the construction, installation or operation of any amenities within the Development. Nothing herein shall relieve Seller of the obligation to the County or other applicable Authority to construct such amenities that are ultimately required by the Entitlements, or the obligation to Purchaser to construct the same if required by the Entitlements for Purchaser to be able to secure building permits or certificates of occupancy; provided, however, that such obligation shall not confer upon Purchaser any right to object to Seller’s decision to change or modify the amenities pursuant to in the Entitlements and subject to approval by the applicable Authorities.

12.        Purchaser’s Obligations. Purchaser shall have the following obligations, each of which shall survive each respective Closing and, where noted, termination of this Contract.  Notwithstanding any contrary provision set forth in this Contract, Seller shall have the right to enforce said obligations by means of any legal or equitable proceedings including, but not limited to, suit for actual damages and equitable relief:

(a)         Master Covenants; PID Service Plan.  Purchaser shall comply with all obligations applicable to Purchaser under the Master Covenants and under the PID Service Plan (subject to the Maximum Mills Limitation).

(b)         Compliance with Laws.  With respect to Purchaser’s entry onto the Property and following each Closing, Purchaser shall comply with and abide by all laws, ordinances, statutes, covenants, rules and regulations, building codes, permits, association documents and other recorded instruments (as they are from time to time amended, supplemented or changed) which regulate any activities relating to Purchaser’s use, ownership, construction, sale or investigation of any Lot or any improvements thereon.

(c)         Entry Prior to Closing.  From and after the Effective Date of this Contract until applicable Closing Date or earlier termination of this Contract, and so long as no default by Purchaser exists under this Contract, Purchaser and its agents, employees and representatives shall be entitled to enter upon the Property for purposes of conducting soil and other engineering tests and to inspect and survey any of the Property. If the Property is altered or disturbed in any manner in connection with any of Purchaser’s activities, Purchaser shall immediately return the Property to substantially the condition existing prior to such activities. Purchaser shall promptly refill holes dug and otherwise to repair any damage to the Property as a result of its activities.  Purchaser and its agents shall not have the right to conduct any invasive testing (e.g., borings, drilling, soil/water sampling, etc.), except standard geotech preliminary investigation, on the Lots (which may include borings, drilling, and sampling), including, without limitation, any so-called “Phase II” environmental testing, without first obtaining Seller’s written consent (and providing Seller at least seventy-two (72) hours’ prior written notice), which consent may be withheld by Seller in its reasonable discretion and shall be subject to any terms and conditions imposed by Seller in its reasonable discretion.  In the event that Purchaser fails to obtain Seller’s written consent prior to any invasive testing, in addition to and without limiting any other obligations Purchaser may have under this Section, Purchaser shall be fully responsible and liable for all costs of remediation with respect to any materials disturbed in any manner that requires remediation or that are removed in connection with such invasive testing and including, but not limited to, costs for disposal of materials removed during any invasive testing.  Purchaser shall not permit any lien to attach to the Property or any portion of the Property as a result of the activities. Purchaser shall indemnify, defend and hold Seller, its officers, directors, shareholders, employees, agents and representatives harmless from and against any and all mechanics’ and materialmen’s liens, claims (including, without limitation, personal injury, death and property damage claims), damages, losses, obligations, liabilities, costs and expenses including, without limitation, reasonable attorneys’ fees incurred by Seller, its officers, directors, shareholders, employees, agents and representatives or their property arising out of any breach of the provisions of this Section 12(c) by Purchaser, its agents, employees or representatives.  The foregoing indemnity obligation of Purchaser includes acts and omissions of Purchaser and all agents, consultants and other parties acting for or on behalf of Purchaser.  Purchaser shall maintain in effect during its inspection of the Property commercial general liability coverage for bodily injury and property damage in the amount of at least $2,000,000.00 combined single limit, and automobile liability coverage for bodily injury and property damage in the amount of at least $2,000,000.00 combined single limit, and the policy or policies of insurance shall be issued by a reputable insurance company or companies which are qualified to do business in the State of Colorado and shall name Seller as an additional insured.  In addition, before entering upon the Property, Purchaser shall provide Seller with valid certificates indicating such insurance is in effect.  The foregoing indemnity shall not apply to claims due to (i) Hazardous Materials or conditions that are not placed on the Property or caused by Purchaser or its agents, (ii) pre-existing matters, (iii) or Seller’s actions or inactions.  The indemnity and agreement set forth in this Section 12(c) shall survive the expiration or termination of this Contract for any reason.

(d)          Architectural Approval.  In order to assure that homes constructed by Purchaser are compatible with the other residential construction in the Development and the architectural, design, and landscaping criteria and guidelines included in the approved Administrative Site Plan applicable to the Property (the “ASP Criteria”) and are otherwise acceptable to Seller, all construction and landscaping on the Lots shall be subject to the prior review and approval of Seller.  The Master Covenants provide for the formation of an architectural review committee (“Architectural Review Committee”) and for the promulgation and adoption of design guidelines (“Design Guidelines”) to be applied by the Architectural Review Committee.  The Master Covenants and the Design Guidelines provide for an exemption from obtaining Architectural Review Committee approval for the Seller and any other person whose House Plans (as hereinafter defined) has been reviewed and approved by the Seller.

(i)       Purchaser shall submit to Seller the Purchaser’s elevations, floor plans, typical landscape plans and exterior color palettes (“House Plans”) for homes and other related buildings, structures and improvements to be located on the Lots (herein “Homes”, “Houses” or “Residences”) within twenty (20) business days following delivery of the ASP to Purchaser by Seller with notice from Seller reminding Purchaser of this submittal requirement. Seller will review the House Plans and Seller shall deliver notice to Purchaser of the Seller’s approval or disapproval of the House Plans within ten (10) business days after receipt of the House Plans, with such approval not to be unreasonably withheld, conditioned or delayed, so long as such plans substantially comply and are generally consistent and compatible with the ASP Criteria.  If Seller fails to so notify Purchaser of approval or disapproval within such 10-business day period, the Purchaser shall provide Seller with written notice of the same and Seller shall notify Purchaser within five (5) business days of its approval or disapproval.  If Seller fails to approve or disapprove within such 5-business day period, the House Plans shall be deemed approved and/or an appropriate exemption shall be given to Purchaser.  In the event of disapproval, Purchaser shall revise and resubmit the House Plans to the Seller for reconsideration, addressing the matters disapproved by the Seller, and the procedure set forth above shall be repeated until the House Plans are approved by the Seller.  After Seller approves the Purchaser’s House Plans, and before Purchaser commences construction of Homes on the Lots, Purchaser shall submit to Seller any material changes in the approved House Plans. Seller shall review the material changes for general consistency and compatibility with the standards and criteria set forth in the ASP Criteria and if Seller approves such changes, Seller shall notify Purchaser within ten (10) business days of its approval, not to be unreasonably withheld, conditioned or delayed.

(ii)       Purchaser shall obtain Seller approval of House Plans before commencing construction activities on any Lot. Purchaser shall perform all construction, development and landscaping in accordance with the approved House Plans and in conformity with the ASP Criteria and all other requirements, rules, regulations of any local jurisdictional authority.  Purchaser and Seller acknowledge that the County will not conduct architectural review nor issue approval of Purchaser’s House Plans, but rather requires the building permit applicant to comply with the ASP Criteria.  Seller’s approval of Purchaser’s House Plans is only intended as a review for compatibility with other residential construction in the Development and the ASP Criteria and does not constitute a representation or warranty that Purchaser’s House Plans comply with ASP Criteria and Purchaser shall be responsible for confirming such compliance.

(e)       Disclosures to Homebuyers.  Purchaser shall include in each contract for the sale of any Home constructed by Purchaser in the Development all disclosures required by applicable laws, including, but not limited to the Special District Disclosure, Common Interest Community Disclosure, Mineral Disclosure and Source of Potable Water Disclosure, and any other disclosure that applicable laws require to be made to each homebuyer regarding expansive/low-density soils, radon, NORMs, and other matters (“Homebuyer Disclosures”). Purchaser shall furnish to Seller upon request a copy of Purchaser’s disclosures to homebuyers which includes the Homebuyer Disclosures.

13.         Force Majeure. Notwithstanding any contrary provision of this Contract, the time for performance of any obligation of Seller or Purchaser under this Contract (except for any monetary obligation of either party) shall be extended if such performance is delayed due to any act, or failure to act, of any Authority, strike, riot, act of war, act of terrorism, act of violence, weather, act of God, epidemic/pandemic, or any other act, occurrence or non-occurrence beyond such party’s reasonable control (each, an “Uncontrollable Event”).  Any extension under the preceding sentence shall continue for a length of time reasonably necessary to satisfy such delayed obligation; provided, however, that such extension shall not be for a period of time which is less than the duration of the Uncontrollable Event.  If a party claims a delay due to an Uncontrollable Event, then such party shall provide written notice to the other party of the occurrence of a condition that constitutes an Uncontrollable Event, which notice shall reasonably detail the reason(s) giving rise to the Uncontrollable Event and a reasonable estimation of the duration (to the extent determinable at the time of such notice) of the delay that was caused by the Uncontrollable Event.  Each party will make efforts to minimize the delay from any such Uncontrollable Event to the extent reasonably feasible; provided, however, that neither party shall be required to use extraordinary means and/or incur extraordinary costs in order to satisfy its obligations.

14.        Cooperation. Purchaser shall reasonably cooperate with and require its agents, employees, subcontractors and other representatives to cooperate with all other parties involved in construction within the Development, including, where applicable, the granting of a nonexclusive license to enter upon the Property conveyed to Purchaser.  Purchaser shall execute any and all documentation reasonably required by Seller or the Authorities to effectuate any desired modification or change in connection with Seller’s activities in the Development including, without limitation, amendments or restatements of the Master Covenants, or any Final Plat; provided, however, Purchaser shall not be obligated to execute any such documentation if it will materially adversely affect the fair market value or use of the Property or Purchaser’s ability to construct or to sell its proposed homes within the Property, or if it will materially increase the cost of ownership or construction or materially interfere with ownership or materially delay such construction.

15.         Fees. Subject to the provisions of Sections 16 and 18 below:

(a)          FHA/VA.  Seller shall not be required to obtain any approvals pursuant to FHA, VA or other governmental programs relating to the Lots or the financing of improvements thereon.

(b)          Utility Company Refunds.  Any refunds from utility providers relating to construction deposits made by Seller for the Finished Lot Improvements relating to the Property shall be the exclusive property of Seller.  Purchaser shall cooperate with Seller in turning over any such funds and directing those funds to Seller.

16.         Water and Sewer Taps; Fees; and District Matters.

(a)      Rangeview Metropolitan District. The water and sewer service provider for the Lots is the Rangeview Metropolitan District (“Rangeview”) and Purchaser shall be required to purchase water and sewer taps for the Lots from Rangeview pursuant to the terms and provisions of a tap purchase agreement in a form substantially consistent with the one attached hereto and incorporated herein as Exhibit F (the “Tap Purchase Agreement”).  Pursuant to the Tap Purchase Agreement, Rangeview will agree to sell to Purchaser, and Purchaser will agree to purchase from Rangeview, a water and sewer tap for each Lot in accordance with an agreed-upon purchase schedule but in no event later than the issuance of a building permit for a Lot.  The Tap Purchase Agreement shall be executed by Rangeview and Purchaser on or before the date of the First Closing.  If Rangeview and Purchaser are unable to agree on a Tap Purchase Agreement before the expiration of the Due Diligence Period, the Initial Deposit shall be promptly returned to Purchaser, Purchaser shall deliver to Seller all information and materials received by Purchaser from Seller pertaining to the Property and any non-confidential and non-proprietary information otherwise obtained by Purchaser pertaining to the Property, and thereafter the parties shall have no further rights or obligations under this Contract except as otherwise provided in Section 25 below.  The combined cost to purchase a water tap and sewer will be dependent on Lot size, house square footage, number of floors, driveway lanes, outdoor irrigated square footage, and xeriscape square footage. For example, based on Rangeview’s rates and charges as of the Effective Date as set forth in Exhibit G, a 5,500 square foot lot with a 2,400 square foot house 2 story 2 car garage with 1,500 square feet of grass would have a computed tap fee equating to a .9 SFE (1 SFE equal to .4 acre feet of water demand per year) or $24,488.10, and a sewer tap fee of $4,752.

(b)         District Governance and Financial Matters.  The Property is included within the boundaries of the District and with water and sewer service provided by Rangeview.  Persons affiliated with Seller have been elected or appointed to the board of directors (“Board”) of the District and Rangeview and serve in that capacity.  Purchaser shall not qualify any persons affiliated with Purchaser as its representative to serve on the Board of the District or Rangeview and this prohibition shall survive all Closings and delivery of deeds hereunder until no person affiliated with Seller serves on the Board.  The District has been formed for purposes that include, but are not limited to financing, owning, maintaining and/or managing certain tracts and infrastructure improvements (“District Improvements”) to serve the Development, including the Lots. Purchaser acknowledges that: (i) the construction of District Improvements shall be without compensation or reimbursement to Purchaser; and (ii) any reimbursements, credits, payments, or other amounts payable by the District or Rangeview on account of the construction of District Improvements or any other matters related thereto (“Metro District Payments”) shall remain the property of the Seller and shall not be conveyed to or otherwise be claimed by Purchaser.  Upon request of Seller, the District, or Rangeview, Purchaser will execute any and all documents that may be reasonably required to confirm Purchaser’s waiver of any right to Metro District Payments.  The provisions of this Section are material in determining the Purchase Price, and the Purchase Price would have been higher but for the provisions of this Section.  Seller shall provide to Purchaser as part of the Seller Documents information available relating to the District including the service plan and schedule of current fees and charges. This Section shall survive each Closing as set forth herein.

(c)        Sky Ranch Community Authority Board. Pursuant to the Colorado Constitution, Article XIV, Sections 18(2)(a) and (b), and C.R.S. Sections 29-1-203 and -203.5, metropolitan districts may cooperate or contract with each other to provide any function, service or facility lawfully authorized to each, and any such contract may provide for the sharing of costs, the impositions of taxes, and the incurring of debt. Pursuant to the Modified Service Plans for Sky Ranch Metropolitan District Nos. 1, 3, 4 and 5 (“Sky Ranch Districts”), approved by Arapahoe County on September 14, 2004, as amended (“Service Plans”), and pursuant to statutory authority, the Sky Ranch Metropolitan District Nos. 1 and 5 have entered into a Sky Ranch Community Authority Board Establishment Agreement (“CABEA”), creating the CAB. It is anticipated that the Boards of Sky Ranch Metropolitan District Nos. 3 and 4 will elect to become parties to the CABEA in the future. The CABEA authorizes the CAB and the Sky Ranch Districts that are parties to the CABEA to cooperate and contract with each other regarding administrative and operational functions. One or more of the Sky Ranch Districts, the CAB or other governmental entity may enter into an intergovernmental agreement pursuant to C.R.S. §§ 29-1-203 and – 203.5 to create the Regional Improvements Authority to use revenue generated by the imposition of the Regional Improvements Mill Levy to plan, design, acquire, construct, installation, relocation and/or redevelopment, and the administration, overhead and operations and maintenance costs incurred with respect to the Regional Improvements serving the Development. The Regional Improvement Authority’s authority may include, without limitation, (i) sharing or pledging revenue, including ad valorem taxes, to provide a source of funding to pay for specific regional improvements that serve the Development, (ii) the issuance of debt by the CAB or other governmental authority to pay for regional improvements, and (iii) the construction of regional improvements. If and to the extent that the District enters into such an IGA, Builder agrees that it will not object to the intergovernmental agreement creating the Regional Improvements Authority provided that the total mill levy on a Lot does not exceed Maximum Mills Limitation.

(d)          Fees.

(i)         Seller shall pay any and all of the following to the extent imposed by any Authority in connection with the Property conveyed to Purchaser: (i) any parks and recreation fees (including park dedication requirements and/or cash-in-lieu payments related to the Property as part of the platting thereof); (ii) drainage fees; (iii) fees for payment-in-lieu of school land dedications, and (iv) fees and charges that are due and payable at, before or as a condition precedent to the approval or recordation of the Entitlements.

(ii)       Following Closing, Purchaser shall pay all costs and expenses for all costs or fees that may be imposed by any Authority relating to the construction, use or occupancy of the Homes to be constructed on the Lots and any ongoing or periodic maintenance and operations fees and charges levied or otherwise imposed on Lot owned by Purchaser by any Authority, including without limitation, those fees set forth on Exhibit G, attached hereto and incorporated herein by this reference; provided, however, that the fees set forth on Exhibit G are reflective only of the assessment as of the Effective Date hereof and are subject to periodic increases as determined by the assessing Authority (subject however to the Maximum Mills Limitation). In addition, even if not set forth in Exhibit G, and except for the fees to be paid by Seller pursuant to Section 16(d)(i) above, Purchaser shall pay any and all of the following to the extent imposed in connection with the Property conveyed to Purchaser: (a) system development fees (subject however to Seller’s reimbursement obligation in the next subsection (iii) below); (b) any infrastructure (facility) fee, including, without limitation, any transportation/road fee, which may be imposed either by the County, the District or other Authority; (c) any impact fees and payment-in-lieu of land dedication fees imposed for roads or other facilities that are payable at issuance of a building permit for a home constructed on a Lot; and (v) any excise fees.

(iii)     As of the Effective Date, no district, including the District, the PID and the other Sky Ranch Districts, levies a system development fee (“SDF”) against the Property.  If at any time before or after a Closing the board of the District, the PID, or any other Sky Ranch District adopts an SDF that is applicable to a Lot then owned by Purchaser (and Seller’s representatives control such board), Seller shall pay the SDF applicable to such Lots and if Purchaser chooses to pay same Seller shall reimburse Purchaser for such payment.

(iv)       The covenants set forth in this Section 16 shall survive each respective Closing and shall represent a continuing obligation until the complete satisfaction or payment thereof.

17.        Homeowner’s Association. Certain alleys, walkways, landscape tracts, and other private improvements will serve the Property and may also serve lots acquired by other builders within Phase B.  In order to address the maintenance obligations related to such private improvements, Seller shall establish a homeowners’ association that will own and/or maintain such private improvements (the “Homeowners’ Association”) and cause the Lots to be annexed into such Homeowners’ Association at Closing hereunder.  Within thirty (30) days after the Effective Date, Seller will deliver to Purchaser (and the other builders) for its review and reasonable approval, a declaration with respect to the maintenance of those private improvements (the “Maintenance Declaration”).  Purchaser shall have until fifteen (15) days before the end of the Due Diligence Period, as the same may be extended, to notify Seller in writing of any objection that Purchaser may have to the draft Maintenance Declaration.  On or before the fifth (5th) business day following Seller’s receipt of Buyer’s objections to the draft Maintenance Declaration, Seller shall notify Buyer, in writing, whether Seller elects to make such modifications to the draft Maintenance Declaration, with Seller not to unreasonably withhold its consent to Purchaser’s request; provided, however, that if Seller does not elect to modify, or elects to modify and does not thereafter modify the Maintenance Declaration within such 5-business day period and such decision is made on a reasonable basis, Purchaser shall have the right to either: (i) terminate this Agreement by delivery of a written termination notice to Seller on or before the end of the Due Diligence Period, in which event the entire Initial Deposit shall be promptly returned to Purchaser, Purchaser shall return to Seller all information and materials received by Purchaser from Seller pertaining to the Property, and thereafter the Parties shall have no further rights or obligations under this Agreement except for those which expressly survive the termination hereof; or (ii) waive any objections to the Maintenance Declaration and proceed with the transaction contemplated by this Agreement, in which event Purchaser shall be deemed to have approved the Maintenance Declaration as to which its objections have been waived.  Upon approval of the form of the Maintenance Declaration by the Parties, the Parties will cause such form to be attached to this Agreement by a mutually executed amendment hereto.  The Maintenance Declaration shall be recorded in the Records at or before the First Closing and shall constitute a Permitted Exception hereunder.

18.        Reimbursements and Credits. Purchaser shall have no right to any reimbursements and/or cost-sharing agreements pursuant to any agreements entered into between Seller or any of Seller’s affiliates and third parties which may or may not affect the Property.  In addition, Purchaser acknowledges that Seller, its affiliates, the District, the PID, or other metropolitan district, has installed or may install certain infrastructure improvements (“Infrastructure Improvements”), the Interchange Upgrades, and/or donate, dedicate and/or convey certain rights, improvements and/or real property (“Dedications”) to the County or other Authority which benefit all or any part of the Property, together with adjacent properties, and which entitle Seller or its affiliates and/or the Property or any part thereof to certain reimbursements by the County or other Authority or credits by the County or other Authority for park fees, open space fees, school impact fees, capital expansion fees and other governmental fees which would otherwise be required to be paid to the County or other governmental or quasi-governmental entity by the owner of the Property or any part thereof from time to time (“Governmental Fees”).  In the event Purchaser is entitled to a credit or waiver of Governmental Fees by the County and/or any other Authority as a result of the Infrastructure Improvements, the Interchange Upgrades, and/or any Dedications, then, in such event, Purchaser shall pay to or reimburse Seller and/or its designated affiliates in an amount equal to such credited or waived Governmental Fees at the same time that the Governmental Fees would otherwise be payable by Purchaser or its assignees to the County or other Authority but for the construction of the Infrastructure Improvements, the Interchange Upgrades, and/or any Dedications by Seller, its affiliates, the District, or other Authority.  In addition, Purchaser acknowledges that Seller or its affiliate(s) may have negotiated or may negotiate with the County or other Authority for reimbursements to Seller or its affiliates.  Purchaser acknowledges that certain Governmental Fees which may be paid by Purchaser to the County or other Authority may be reimbursed to Seller and/or its affiliates pursuant to the terms of said agreement.  With respect to any particular Governmental Fee actually paid by Purchaser to any Authority, Purchaser shall not be obligated to pay or reimburse Seller or its affiliates for such Governmental Fee.  The obligations and covenants set forth in this Section 18 shall survive the Closing of the purchase and sale of the Property and shall represent a continuing obligation of Purchaser until complete satisfaction thereof.  Purchaser shall be released from the obligations in this Section 18 to the extent such obligations are assumed in writing by a subsequent owner of all or a portion of the Property and a copy of such written assumption is furnished to Seller.  Each special warranty deed conveying the applicable portion of the Property at each Closing shall contain the foregoing reimbursement covenant, which reimbursement covenant shall expressly state that it automatically terminates as to any Lot upon issuance of a certificate of occupancy for a home constructed on the Lot and conveyance of the Lot to a homebuyer.

19.        Name and Logo.  The name and logo of “Sky Ranch” are wholly owned by Seller.  Purchaser agrees that it shall not use or allow the use of the name “Sky Ranch” or any logo, symbol or other words or phrases which are names or trademarks used or registered by Seller or any of its affiliates in any manner to name, designate, advertise, sell or develop the Property or in connection with the operation or business located or to be located upon the Property without the prior written consent of Seller, which consent may be withheld for any reason.  Any consent to the use of such names or logos may be conditioned upon Purchaser entering into a license agreement with Seller, as applicable, at no additional cost to Purchaser.  Notwithstanding the foregoing, however, Purchaser shall have a non-exclusive, royalty-free license for so long as Purchaser is building and selling homes in the Development, without the need for any further consent or approval by Seller, to use the name and logo of “Sky Ranch” in connection with the use, marketing, sales, development and operation of the Property, provided that Purchaser shall comply with any reasonable requirements uniformly applicable to all homebuilders in Sky Ranch that Seller promulgates with respect to such usage.

20.         Renderings.  All renderings, plans or drawings of the Property or the Development locating landscaping, trees and any improvements are artists’ conceptions only and may not accurately reflect their actual location.  Purchaser waives any claims based upon any inaccuracy in the location of such items as depicted on the renderings, plans or drawings (except no waiver is made for any such items required by the Entitlements).

21.        Communications Improvements.  Seller may, but is not obligated to, enter into an agreement with a service provider for the development and installation of Communication Improvements in all or any portion of the Development.  “Communications Improvements” means any equipment, property and facilities, if used or useful in connection with the delivery, deployment, provision or modification of (a) broadband Internet access service; (b) monitoring service, for the benefit of governmental entities, quasi-governmental entities, or utilities, regarding the usage of electricity, gas, water and other resources; (c) video programming or content, including Internet protocol television (a/k/a “IPTV”) service; (d) voice over Internet protocol (a/k/a “VoIP”) service; (e) telecommunications services, including voice; (f) any other service or services delivered by means of the Internet or otherwise delivered by means of digital signals; and (g) any other service or services based on technology that is similar to or is a technological extension of any of the foregoing (“Service”). Communications Improvements do not include any equipment, facilities or property located or in the home of a person who receives services from the service provider, such as, but not limited to routers, wireless access points, in-house wiring, set-top boxes, game consoles, gateways and other equipment under the control of the owner or occupant of the home.  Seller may grant to such service provider one or more permanent, non-exclusive, perpetual, assignable and recordable easements (collectively referred to as the “Easement”) to access and use the Property and other property within the Development, as necessary, appropriate or desirable, to lay, install, construct, reconstruct, modify, operate, maintain, repair, enhance, upgrade, regulate, remove, replace and otherwise use the Communications Improvements, but Seller shall not create any covenant or requirement that Seller or a Lot owner use or market such Communications Improvements. Seller also shall not create any covenant or requirement that Seller or a Lot owner not use or market any competing Communications Improvements. Subject to the foregoing, and so long as any such Easement does not materially interfere with Purchaser’s ability to construct its intended single family homes on the Lots or otherwise materially detract from the value, use or enjoyment of any Lots, Purchaser shall not object to and shall cooperate with Seller in connection with the installation and operation of the Communications Improvements.

22.        Soil Hauling.  Purchaser shall be responsible for either relocating from the Property all surplus soil generated during Purchaser’s construction of structures on the Property or to import any necessary fill required to complete Purchaser’s Overex activities or other construction activities. At the option of Seller, in its sole discretion, the surplus soil shall be transported at Purchaser’s expense to a site designated by Seller within the Development; provided, that Seller has designated and made such a site available to Purchaser at the time Purchaser is ready to transport surplus soils, if any.  If and to the extent that Seller establishes such stock pile site within the Development, Seller may modify any such stock pile locations from time to time in Seller’s discretion (but Purchaser shall not have any obligation to relocate any soil Purchaser previously delivered to the prior designated stock pile site).  At Seller’s request, Purchaser shall supply copies of any reports or field assessments identifying the material characteristics of the excess soil prior to accepting such soil for fill purposes.  Notwithstanding the foregoing, in the event that Seller does not establish a stock pile site or elects not to accept any surplus soils from Purchaser, then Purchaser shall, at its sole expense, find a purchaser or taker or otherwise transport and dispose of such surplus soil upon such terms as it shall desire, but such surplus soil must still be removed from the Property and may not be stockpiled on the Property or within the Development after construction has been completed. At the option of Seller, in its sole discretion, if Purchaser needs to import any necessary fill that is required to complete Purchaser’s construction activities and Seller has fill dirt available on the Property, then Seller may make available to Purchaser, on terms and conditions determined by Seller, any such fill dirt for transport at Purchaser’s expense. However, Purchaser is not required to use or import fill made available by Seller, same being at Purchaser’s option.

23.         Specially Designated Nationals and Blocked Persons List.  Purchaser represents and warrants to Seller that Purchaser and all persons and entities owning (directly or indirectly) an ownership interest in Purchaser are currently in compliance with and shall at all times prior to the Closing of this transaction remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto. Seller represents and warrants to Purchaser that Seller and all persons and entities owning (directly or indirectly) an ownership interest in Seller are currently in compliance with and shall at all times prior to the Closing of this transaction remain in compliance with the regulations of the OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto.

24.          Assignment.

(a)          Seller’s Assignment. Seller may assign its rights and obligations under this Contract with respect to the Lots not yet Closed without the consent of Purchaser: (i) to any entity that acquires all or substantially all of the Seller’s interests in such Lots which Seller reasonably believes has the financial ability and experience to perform Seller’s obligations under this Contract; or (ii) to an entity that controls, is controlled by, or under common control with, Seller.

(b)          Purchaser’s Assignment.  The obligations of the Purchaser under this Contract are personal in nature, and neither this Contract nor any rights, interests, or obligations of Purchaser under this Contract may be transferred or assigned without the prior written consent of Seller, except that Purchaser may assign its rights or obligations under this Contract, without the prior written consent of Seller, to (i) any affiliate of Purchaser, or (ii) any third-party from which Purchaser has a contractual right to acquire the Lots pursuant to an option agreement or similar arrangement with such third-party, but Purchaser shall not be released from any obligations hereunder

25.          Survival.

All covenants and agreements of either party which are intended to be performed in whole or in part after any Closing or termination of this Contract, and all representations, warranties and indemnities by either party to the other under this Contract shall survive such Closing or termination of this Contract and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Seller’s Representations pursuant to this Contract shall survive each respective Closing for a period of twelve (12) months, and any action by Purchaser based on a breach of any of such Seller’s Representations must be brought within such twelve (12) month period.

26.        Condemnation.  If a condemnation action is filed or either party receives written notice from any competent condemning authority of intent to condemn which directly affects any Lot or Lots which Purchaser has a right to purchase, either party may at its sole discretion by written notice to the other party within ten (10) days following receipt of such condemnation notice terminate this Contract as to the Lots subject to the condemnation action and receive a refund of a prorata portion of the Deposit with respect to those Lots only, and the parties shall have no further rights or obligations with respect to those Lots.  If the right to terminate is not exercised by either party, this Contract shall remain in full force and effect with respect to the Lot in question and upon exercise of the right to purchase the Lot, the Closing shall proceed in accordance with the terms of this Contract, and any condemnation award relating to such Lot shall be paid to Purchaser at Closing (if received by Seller prior to Closing) and otherwise shall be assigned to Purchaser at Closing.

27.       Brokers.  Each Party does hereby represent that it has not engaged any broker, finder, or real estate agent in connection with the transactions contemplated by this Contract.  Each party agrees to and does hereby indemnify and hold the other harmless from any and all fees, brokerage and other commissions or costs (including reasonable attorneys’ fees), liabilities, losses, damages or claims which may result from any broker, agent or finder, licensed or otherwise, claiming through, under or by reason of the conduct of either of them respectively in connection with the purchase of the Lots by Purchaser.

28.         Default and Remedies.  Time is of the essence hereof.  If any amount received as a Deposit hereunder or any other payment due hereunder is not paid by Purchaser, honored or tendered when due and payable, or if each Closing is not consummated as required in accordance with Section 8 above, or if any other covenant, agreement, obligation or condition hereunder is not performed or waived as herein provided within five (5) business days (or such longer period as required under this Contract) after the party failing to perform the same has received written notice of such failure, there shall be the following remedies:

(a)          Purchaser’s Default.  If Purchaser is in default under this Contract, Seller may terminate this Contract, in which event the Deposit shall be forfeited and retained on behalf of Seller, and both parties shall, except as otherwise provided herein, thereafter be released from all obligations hereunder.  It is agreed that, except as otherwise provided in this subpart (a) and in subparts (c) and (d) below and except with respect to the indemnification by Purchaser in Sections 10, 12 and 27 above, such payments and things of value are LIQUIDATED DAMAGES and are SELLER’S SOLE AND ONLY REMEDY for Purchaser’s failure to perform the obligations of this Contract prior to the Closing.  Except as otherwise provided in this Contract, Seller expressly waives the remedies of specific performance and additional damages with respect to a default by Purchaser.  Notwithstanding the foregoing or any other contrary provision of this Contract, any and all provisions of this Contract pursuant to which Purchaser agrees to indemnify, hold harmless and defend Seller from and against any losses, costs, claims, causes of action or liabilities of any kind or nature, or pursuant to which Purchaser waives any rights or claims that it may have against Seller, shall survive any termination of this Contract, and shall be and remain fully enforceable against Purchaser in accordance with the terms of this Contract and applicable laws.

(b)          Seller’s Default.  If Seller is in default under this Contract, Purchaser may elect AS ITS SOLE AND EXCLUSIVE REMEDY either: (i) to treat this Contract as canceled, in which case the Deposit shall be returned to Purchaser, and Purchaser shall have the right to recover, as damages, all out‑of‑pocket expenses incurred by it in negotiating this Contract and in inspecting, analyzing or otherwise performing its rights and obligations pursuant to this Contract, but in no event will the amount of such damages exceed Fifty Thousand Dollars ($50,000.00); or (ii) Purchaser may elect to treat this Contract as being in full force and effect and Purchaser shall have a right to specific performance, provided that any such action for specific performance must be commenced within sixty (60) days after the expiration of the applicable notice and cure period provided herein, and, in the event specific performance is not available, than Purchaser may pursue the remedy set forth in clause (i) above. Seller shall not be liable for and Purchaser shall not be entitled to recover exemplary, punitive, special, indirect, consequential, lost profits or any other damages (except for recovery of out‑of‑pocket expenses as set forth in clause (i) above). In addition to the foregoing and notwithstanding anything to the contrary herein, if the First Closing occurs but the Second Closing for at least 40 Lots does not occur for any reason other than a Purchaser default, Seller shall pay to Purchaser additional liquidated damages of One Hundred Thousand and 00/100 Dollars ($100,000.00) as an agreed-upon amount for loss to Purchaser of project scope and project economies of scale.

(c)         Indemnity.  Notwithstanding any contrary provision of this Contract, any and all provisions of this Contract pursuant to which a party agrees to indemnify, hold harmless and defend the other party from and against any losses, costs, claims, causes of action or liabilities of any kind or nature, or pursuant to which a party waives any rights or claims that it may have against the other party, shall survive any termination of this Contract, and shall be and remain fully enforceable against a party in accordance with the terms of this Contract and applicable laws.

(d)         Award of Costs and Fees.  Anything to the contrary herein notwithstanding, in the event of any litigation arising out of this Contract related to an action for specific performance brought by either party as permitted in accordance with the terms of this Contract, the court shall award the substantially prevailing party all reasonable costs and expenses, including attorneys’ fees, incurred by the substantially prevailing party in the litigation or other proceedings.

(e)          Post-Closing Defaults.  With respect to post-closing defaults, the parties agree that the non-defaulting party shall be entitled to exercise all remedies available at law or in equity, except that damages shall be limited to actual out-of-pocket costs and expenses incurred (along with reasonable costs and expenses, including attorneys’ fees, pursuant to Section 28(d)). The foregoing does not limit or control the remedies as are to be separately provided in the Lot Development Agreement.

29.         General Provisions.  The parties hereto further agree as follows:

(a)         Time of the Essence.  Time is of the essence under this Contract.  In computing any period of time under this Contract, the date of the act or event from which the designated period of time begins to run shall not be included.  The last day of the period so computed shall be included unless it is a Saturday, Sunday, or federal legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday, or federal legal holiday.

(b)          Governing Law.  This Contract shall be governed by and construed in accordance with the laws of the State of Colorado.

(c)        Severability.  Should any provisions of this Contract or the application thereof, to any extent, be held invalid or unenforceable, the remainder of this Contract and the application thereof, other than those provisions which shall have been held invalid or unenforceable, shall not be affected thereby and shall continue in full force and effect and shall be enforceable to the fullest extent permitted at law or in equity.

(d)        Entire Contract.  This Contract embodies the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and agreements, whether written or oral.

(e)         Exhibits.  All schedules, exhibits and addenda attached to this Contract and referred to herein shall for all purposes be deemed to be incorporated in this Contract by this reference and made a part hereof.

(f)           Further Acts.  Each of the parties hereto covenants and agrees with the other, upon reasonable request from the other, from time to time, to execute and deliver such additional documents and instruments and to take such other actions as may be reasonably necessary to give effect to the provisions of this Contract.

(g)        Compliance.  The performance by the parties of their respective obligations provided for in this Contract shall comply with all applicable laws and the rules and regulations of all governmental agencies, municipal, county, state and federal, having jurisdiction in the premises.

(h)         Amendment.  This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written agreement executed by both parties.

(i)          Authority.  Each of the parties hereto represents to the other that each such party has full power and authority to execute, deliver and perform this Contract, that the individuals executing this Contract on behalf of said party are fully empowered and authorized to do so, that this Contract constitutes a valid and legally binding obligation of such party enforceable against such party in accordance with its terms, that such execution, delivery and performance will not contravene any legal or contractual restriction binding upon such party or any of its assets and that there is no legal action, proceeding or investigation of any kind now pending or to the knowledge of each such party threatened against or affecting such party or affecting the execution, delivery or performance of this Contract.  Each of the parties hereto represents to the other that each such party is a duly organized, legal entity and is validly existing in good standing under the laws of the jurisdiction of its formation.

(j)          Notices.  All notices, statements, demands, requirements, or other communications and documents (collectively, “Communications”) required or permitted to be given, served, or delivered by or to either party or any intended recipient under this Contract shall be in writing and shall be deemed to have been duly given (i) on the date and at the time of delivery if delivered personally to the party to whom notice is given at the address specified below; or (ii) on the date and at the time of delivery or refusal of acceptance of delivery if delivered or attempted to be delivered by an overnight courier service to the party to whom notice is given at the address specified below; or (iii) on the date of delivery or attempted delivery shown on the return receipt if mailed to the party to whom notice is to be given by first-class mail, sent by registered or certified mail, return receipt requested, postage prepaid and properly addressed as specified below; or (iv) on the date and at the time shown on the facsimile or electronic mail message if telecopied or sent electronically to the number or address specified below:

To Seller:             PCY Holdings, LLC
Attention:  Mark Harding
34501 E. Quincy Ave.
Bldg. 34, Box 10
Watkins, Colorado 80137
Telephone: (303) 292-3456
Facsimile: (303) 292-3475
E-mail: mharding@purecyclewater.com

with a copy to:
Fox Rothschild LLP
1225 17th Street, Suite 2200
Denver, CO  80202
Attention:  Rick Rubin, Esq.
Telephone: (303) 292-1200
Email: rrubin@foxrothschild.com

To Purchaser:       KB Home Colorado, Inc.
7807 E. Peakview Avenue, Suite 100
Centennial, CO 80111
Attn: Douglas Shelton & Cory Hunsader
Telephone: (303) 323-1141; (303) 323-1142
Email: dshelton@kbhome.com; chunsader@kbhome.com

with a copy to:
KB Home
5795 Badura Ave., Suite 180
Las Vegas, NV 89118
Attn: Anthony (Tony) Gordon & Marie Vozikis
Telephone: (702) 266-8422; (702) 266-8412
Email: acgordon@kbhome.com; mvozikis@kbhome.com

If to Title Company:

Land Title Guarantee Company
Attn:  Derek Greenhouse
3033 E. 1st Ave. #600
Denver, Colorado 80206
Direct: (303) 331-6239
Email: dgreenhouse@ltgc.com

(k)          Place of Business.  This Contract arises out of the transaction of business in the State of Colorado by the parties hereto.

(l)          Counterparts; Facsimile Signature.  This Contract may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one (1) and the same instrument, and either of the parties hereto may execute this Contract by signing any such counterpart.  This Contract may be executed and delivered by facsimile or by electronic mail in portable document format (.pdf) or similar means and delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other party.

(m)        Captions; Interpretation.  The section captions and headings used in this Contract are inserted herein for convenience of reference only and shall not be deemed to define, limit or construe the provisions hereof.  Purchaser and Seller acknowledge that each is a sophisticated builder or developer, as applicable, and that each has had an opportunity to review, comment upon and negotiate the provisions of this Contract, and thus the provisions of this Contract shall not be construed more favorably or strictly for or against either party.  Purchaser and Seller each acknowledges having been advised, and having had the opportunity, to consult legal counsel in connection with this Contract and the transactions contemplated by this Contract.

(n)         Number and Gender.  When necessary for proper construction hereof, the singular of any word used herein shall include the plural, the plural shall include the singular and the use of any gender shall be applicable to all genders.

(o)         Waiver.  Any one (1) or more waivers of any covenant or condition by a party hereto shall not be construed as a waiver of a subsequent breach of the same covenant or condition nor a consent to or approval of any act requiring consent to or approval of any subsequent similar act.

(p)         Binding Effect.  Subject to the restrictions on assignment contained herein, this Contract shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(q)        Recordation.  Purchaser shall not cause or allow this Contract or any memorandum or other evidence thereof to be recorded in the County Records or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion.  If Purchaser records this Contract, then Purchaser shall be in default of its obligations under this Contract.

(r)          No Beneficiaries.  No third parties are intended to benefit by the covenants, agreements, representations, warranties or any other terms or conditions of this Contract.

(s)         Relationship of Parties.  Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of single-family lots.  Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

(t)          Interstate Land Sales Full Disclosure Act and Colorado Subdivision Developers Act Exemptions.  It is acknowledged and agreed by the parties that the sale of the Property will be exempt from the provisions of the federal Interstate Land Sales Full Disclosure Act under the exemption applicable to sale or lease of property to any person who acquires such property for the purpose of engaging in the business of constructing residential, commercial or industrial buildings or for the purpose of resale of such property to persons engaged in such business.  Purchaser hereby represents and warrants to Seller that it is acquiring the Property for such purposes. It is further acknowledged by the parties that the sale of the Property will be exempt under the provisions of the Colorado Subdivision Developers Act under the exemption applicable to transfers between developers.  Purchaser represents and warrants to Seller that Purchaser is acquiring the Property for the purpose of participating as the owner of the Property in the development, promotion and sale of the Property and portions thereof.

(u)        Special Taxing District Disclosure. In accordance with the provisions of C.R.S. §38‑35.7‑101(1), Seller provides the following disclosure to Purchaser:  SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND TAX TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. PURCHASERS SHOULD INVESTIGATE THE SPECIAL TAXING DISTRICTS IN WHICH THE PROPERTY IS LOCATED BY CONTACTING THE COUNTY TREASURER, BY REVIEWING THE CERTIFICATE OF TAXES DUE FOR THE PROPERTY, AND BY OBTAINING FURTHER INFORMATION FROM THE BOARD OF COUNTY COMMISSIONERS, THE COUNTY CLERK AND RECORDER, OR THE COUNTY ASSESSOR.

(v)          Common Interest Community Disclosure.  In accordance with the provisions of C.R.S. §38‑35.7‑102(1), Seller provides the following disclosure to Purchaser:  IF SELLER ELECTS TO FORM A HOMEOWNERS ASSOCIATION UNDER THE MASTER COVENANTS FOR THE DEVELOPMENT, THEN THE PROPERTY IS, OR WILL BE PRIOR TO EACH RESPECTIVE CLOSING, LOCATED WITHIN A COMMON INTEREST COMMUNITY AND IS, OR WILL BE PRIOR TO SUCH CLOSING, SUBJECT TO THE DECLARATION FOR SUCH COMMUNITY. THE OWNER OF THE PROPERTY WILL BE REQUIRED TO BE A MEMBER OF THE OWNER’S ASSOCIATION FOR THE COMMUNITY AND WILL BE SUBJECT TO THE BYLAWS AND RULES AND REGULATIONS OF THE ASSOCIATION. THE DECLARATION, BYLAWS, AND RULES AND REGULATIONS WILL IMPOSE FINANCIAL OBLIGATIONS UPON THE OWNER OF THE PROPERTY, INCLUDING AN OBLIGATION TO PAY ASSESSMENTS OF THE ASSOCIATION. IF THE OWNER DOES NOT PAY THESE ASSESSMENTS, THE ASSOCIATION COULD PLACE A LIEN ON THE PROPERTY AND POSSIBLY SELL IT TO PAY THE DEBT. THE DECLARATION, BYLAWS, AND RULES AND REGULATIONS OF THE COMMUNITY MAY PROHIBIT THE OWNER FROM MAKING CHANGES TO THE PROPERTY WITHOUT AN ARCHITECTURAL REVIEW BY THE ASSOCIATION (OR A COMMITTEE OF THE ASSOCIATION) AND THE APPROVAL OF THE ASSOCIATION. PURCHASERS OF PROPERTY WITHIN THE COMMON INTEREST COMMUNITY SHOULD INVESTIGATE THE FINANCIAL OBLIGATIONS OF MEMBERS OF THE ASSOCIATION. PURCHASERS SHOULD CAREFULLY READ THE DECLARATION FOR THE COMMUNITY AND THE BYLAWS AND RULES AND REGULATIONS OF THE ASSOCIATION.

(w)       Source of Water Disclosure.  In accordance with the provisions of C.R.S. §38‑35.7-104, Seller provides the following disclosure to Purchaser:

THE SOURCE OF POTABLE WATER FOR THIS REAL ESTATE IS:

A WATER PROVIDER, WHICH CAN BE CONTACTED AS FOLLOWS:

NAME:	Rangeview Metropolitan District
ADDRESS:	c/o Special District Management Services, Inc.
141 Union Blvd., Suite 150
Lakewood, Colorado 80228
WEB SITE:	www.rangviewmetro.org
TELEPHONE:	303-987-0835

SOME WATER PROVIDERS RELY, TO VARYING DEGREES, ON NONRENEWABLE GROUND WATER. YOU MAY WISH TO CONTACT YOUR PROVIDER TO DETERMINE THE LONG-TERM SUFFICIENCY OF THE PROVIDER’S WATER SUPPLIES.

(x)       STORM WATER POLLUTION PREVENTION PLAN. Seller has previously filed a Notice of Intent ("NOI") and/or prepared a Stormwater Pollution Prevention Plan ("SWPPP") to satisfy its stormwater obligations arising from Seller’s work on the Property.  Seller covenants that prior to each Closing Date and until Closing of the Lots, Seller and/or its contractor shall comply with the SWPPP with respect to Seller’s work on the Property, and shall comply with all local, state, and federal environmental obligations (including stormwater) associated with Seller’s development work on the Property.  Seller shall indemnify and hold Purchaser harmless from all claims and causes of action arising from breach of the foregoing covenants of Seller to the extent there is an uncured notice of violation issued with respect to any Lot prior to conveyance of such Lot to Purchaser.  From and after conveyance of Lots, and until such time as such Lots are subject to Purchaser’s SWPPP (as hereafter defined), Purchaser shall be solely responsible for complying with the SWPPP, installing and maintaining all required best management practices (“BMPs”), and conducting and documenting all required inspections.  Purchaser shall also comply with all local, state, and federal environmental obligations (including stormwater) associated with its ownership of, development of, and construction on the Lots conveyed to Purchaser by Seller.  Such obligations include, without limitation, (i) complying with the SWPPP or the Purchaser’s SWPPP, as applicable, (ii) installing and maintaining all required BMPs associated with Purchaser’s ownership of, development of, and construction on, the Lots (including without limitation silt fences), and (iii) conducting and documenting all required inspections. Purchaser covenants and Seller acknowledges that, with respect to Lots acquired by Purchaser, Purchaser shall, within ten (10) days after conveyance of such Lots, at its sole cost and expense (subject to Seller’s prior written approval) submit its own notice of intent for a new stormwater pollution prevention plan (the “Purchaser’s SWPPP”).  Subsequent to the applicable Closing Date, Purchaser shall comply with the Purchaser’s SWPPP with respect to all of the Lots then owned by Purchaser, and shall comply with all local, state, and federal environmental obligations (including stormwater) associated with its ownership of, development of, or construction on, all such Lots.  Purchaser shall indemnify and hold Seller harmless from all third party claims and causes of action solely arising from breach of the foregoing covenants of Purchaser.  Notwithstanding anything to the contrary, Seller is only responsible for complying with the SWPPP to the extent required to complete Seller’s development work on the Property and is otherwise not obligated to install any other stormwater management facilities on the Lots, as shown in the CDs, including without limitation, any SWPPP work to be conducted by Purchaser, its successors and assigns.

(y)         Oil, Gas, Water and Mineral Disclosure.  THE SURFACE ESTATE OF THE PROPERTY MAY BE OWNED SEPARATELY FROM THE UNDERLYING MINERAL ESTATE, AND TRANSFER OF THE SURFACE ESTATE MAY NOT NECESSARILY INCLUDE TRANSFER OF THE MINERAL ESTATE OR WATER RIGHTS.

THIRD PARTIES MAY OWN OR LEASE INTERESTS IN OIL, GAS, OTHER MINERALS, GEOTHERMAL ENERGY OR WATER ON OR UNDER THE SURFACE OF THE PROPERTY, WHICH INTERESTS MAY GIVE THEM RIGHTS TO ENTER AND USE THE SURFACE OF THE PROPERTY TO ACCESS THE MINERAL ESTATE, OIL, GAS OR WATER.

SURFACE USE AGREEMENT.  THE USE OF THE SURFACE ESTATE OF THE PROPERTY TO ACCESS THE OIL, GAS OR MINERALS MAY BE GOVERNED BY A SURFACE USE AGREEMENT, A MEMORANDUM OR OTHER NOTICE OF WHICH MAY BE RECORDED WITH THE COUNTY CLERK AND RECORDER.

OIL AND GAS ACTIVITY.  OIL AND GAS ACTIVITY THAT MAY OCCUR ON OR ADJACENT TO THE PROPERTY MAY INCLUDE, BUT IS NOT LIMITED TO, SURVEYING, DRILLING, WELL COMPLETION OPERATIONS, STORAGE, OIL AND GAS, OR PRODUCTION FACILITIES, PRODUCING WELLS, REWORKING OF CURRENT WELLS, AND GAS GATHERING AND PROCESSING FACILITIES.

ADDITIONAL INFORMATION.  PURCHASER IS ENCOURAGED TO SEEK ADDITIONAL INFORMATION REGARDING OIL AND GAS ACTIVITY ON OR ADJACENT TO THE PROPERTY, INCLUDING DRILLING PERMIT APPLICATIONS. THIS INFORMATION MAY BE AVAILABLE FROM THE COLORADO OIL AND GAS CONSERVATION COMMISSION.

(z)         Property Tax Disclosure Summary.  PURCHASER SHOULD NOT RELY ON SELLER’S CURRENT PROPERTY TAXES AS THE AMOUNT OF PROPERTY TAXES THAT PURCHASER MAY BE OBLIGATED TO PAY IN THE YEAR SUBSEQUENT TO PURCHASE. A CHANGE IN OWNERSHIP OR PROPERTY IMPROVEMENTS TRIGGERS REASSESSMENTS OF THE PROPERTY THAT COULD RESULT IN HIGHER PROPERTY TAXES.  IF PURCHASER HAS ANY QUESTIONS CONCERNING VALUATION, CONTACT THE COUNTY PROPERTY APPRAISER’S OFFICE FOR INFORMATION.

(aa)         Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVE, RELINQUISH AND FOREVER FORGO THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THE PROVISIONS OF THIS CONTRACT.

(bb)       Confidentiality.  Purchaser and Seller agree that, prior to each respective Closing, and thereafter if such Closing does not occur, all information relating to the Property that is the subject of such Closing, any reports, studies, data and summaries developed by Purchaser, and any information relating to the business of either party (together, the “Confidential Information”) shall be kept confidential as provided in this section.  Without the prior written consent of the other party, prior to the applicable Closing, the Confidential Information shall not be disclosed by Purchaser, Seller or their Representatives (as hereinafter defined) in any manner whatsoever, in whole or in part, except (1) to their Representatives who need to know the Confidential Information for the purpose of evaluating the Property and who are informed by Seller or Purchaser as applicable of the confidential nature thereof; (2) as may be necessary for Seller, Purchaser or their Representatives to comply with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements (including, without limitation, any applicable reporting requirements for publicly traded companies); to comply with other requirements and requests of regulatory and supervisory authorities and self-regulatory organizations having jurisdiction over Seller, Purchaser or their Representatives; to comply with regulatory or judicial processes; or to satisfy reporting procedures and inquiries of credit rating agencies in accordance with customary practices of Seller, Purchaser or their affiliates; and (3) to lenders and investors for the transaction.  As used herein, “Representatives” shall mean: Seller’s and Purchaser’s managers, members, directors, officers, employees, affiliates, investors, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers, lenders, investors and financial advisors.  Seller, at its election, may issue an oral or written press release or public disclosure of the existence or the terms of this Contract without the consent of the Purchaser.  “Confidential Information” shall not be deemed to include any information or document which (I) is or becomes generally available to the public other than as a result of a disclosure by Seller, Purchaser or their Representatives in violation of this Contract, (II) becomes available from a source other than Seller, Purchaser or any affiliates of Seller or Purchaser or their agents or Representatives, or (III) is developed by Seller or Purchaser or their Representatives without reliance upon and independently of otherwise Confidential Information.  In addition to any other remedies available to a party for breach of this Section, the non-breaching party shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the breaching party or its Representatives, in order to enforce the provisions of this section.  The provisions of this section shall survive the termination of this Contract, or the applicable Closing, for one (1) year.

(cc)         Survival.  Obligations to be performed subsequent to a Closing shall survive each Closing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Purchaser have executed this Contract effective as of the day and year first above written.

SELLER:

PCY HOLDINGS, LLC
a Colorado limited liability company

By:	/s/ Mark Harding
Name:	Mark Harding
Title:	President
Date:	10.30.2020

PURCHASER:

KB HOME COLORADO, INC.,
a Colorado corporation

By:	/s/ Randel D. Carpenter
Name:	Randel D. Carpenter
Title:	President
Date:	10.6.2020

LIST OF EXHIBITS

EXHIBIT A:	CONCEPTUAL DEVELOPMENT PLAN AND LOTTING DIAGRAM

EXHIBIT B:	RESERVATIONS AND COVENANTS

EXHIBIT C:	FINISHED LOT IMPROVEMENTS

EXHIBIT D:	FORM OF GENERAL ASSIGNMENT

EXHIBIT E:	FORM OF LOT DEVELOPMENT AGREEMENT

EXHIBIT F:	FORM OF TAP PURCHASE AGREEMENT

EXHIBIT G:	LOT DEVELOPMENT FEE SCHEDULE (CURRENT AS OF EFFECTIVE DATE)

EXHIBIT H:	FORM OF BUILDER DESIGNATION

EXHIBIT A

CONCEPTUAL DEVELOPMENT PLAN AND LOTTING DIAGRAM

Lots applicable to KB HOME COLORADO, INC. as Purchaser are those referenced as D. Anticipated Takedown Schedule is as follows: Quad 1, Quad 2, Quad 4, then Quad 3.

A-1

EXHIBIT B

RESERVATIONS AND COVENANTS

Reservation of Easements.  For a period of twenty-five (25) years following the date hereof, Grantor expressly reserves unto itself, its successors and assigns, easements for construction of utilities and other facilities to support the development of the properties commonly known as “Sky Ranch,” including but not limited to sanitary sewer, water lines, electric, cable, broad‑band and telephone transmission, storm drainage and construction access easements across the Property allowing Grantor or its assignees the right to install and maintain sanitary sewer, water lines, cable television, broad‑band, electric, and telephone utilities on the Property and on its adjacent property, and further, to accommodate storm drainage from its adjacent property.  Such easements shall not allow above-grade surface installation of facilities and shall require the restoration of any surface damage or disturbance caused by the exercise of such easements, shall not be located within the building envelope of any Lot or otherwise interfere with the use of a Lot for construction of Grantee’s homes, shall not materially detract from the value, use or enjoyment of (i) the remaining portion of the Property on which such easements are to be located, or (ii) any adjoining property of Grantee, and shall not require any reduction in allowed density for the Property or reconfiguration of planned lots or the building envelope on a lot.  If possible, such easements shall be located within the boundaries of existing easement areas. Grantor, at its sole expense, shall immediately restore the land and improvements thereon to their prior condition to the extent of any damage incurred due to Grantor’s utilization of the easements herein reserved.

Reservation of Minerals and Mineral Rights.  To the extent owned by Grantor, Grantor herein expressly excepts and reserves unto itself, its successors and assigns, all right, title and interest in and to all minerals and mineral rights, including bonuses, rents, royalties, royalty interests and other benefits that may be payable as a result of any oil, gas, gravel, minerals or mineral rights on, in, under or that may be produced from the Property, including, but not limited to, all gravel, sand, oil, gas and other liquid hydrocarbon substances, casinghead gas, coal, carbon dioxide, helium, geothermal resources, and all other naturally occurring elements, compounds and substances, whether similar or dissimilar, organic or inorganic, metallic or non-metallic, in whatever form and whether occurring, found, extracted or removed in solid, liquid or gaseous state, or in combination, association or solution with other mineral or non-mineral substances, provided that Grantor expressly waives all rights to use or damage the surface of the Property to exercise the rights reserved in this paragraph and, without limiting such waiver, Grantor’s activities in extracting or otherwise dealing with the minerals and mineral rights shall not cause disturbance or subsidence of the surface of the Property or any improvements on the Property.

Reservation of Water and Water Rights.  To the extent owned by Grantor, Grantor herein expressly excepts and reserves unto itself, its successors and assigns, all water and water rights, ditches and ditch rights, reservoirs and reservoir rights, streams and stream rights, water wells and well rights, whether tributary, non-tributary or not non-tributary, including, but not limited to, all right, title and interest under C.R.S. 37-90-137 on, underlying, appurtenant to or now or historically used on or in connection with the Property, whether appropriated, conditionally appropriated or unappropriated, and whether adjudicated or unadjudicated, including, without limitation, all State Engineer filings, well registration statements, well permits, decrees and pending water court applications, if any, and all water well equipment or other personalty or fixtures currently used for the supply, diversion, storage, treatment or distribution of water on or in connection with the Property, and all water and ditch stock relating thereto; provided that Grantor expressly waives all rights to use or damage the surface of the Property to exercise the rights reserved in this paragraph and, without limiting such waiver, Grantor’s activities in dealing with the water and water rights herein reserved shall not cause disturbance or subsidence of the surface of the Property or any improvements on the Property.

B-1

Reimbursements and Credits.  Grantee shall have no right to any reimbursements and/or cost-sharing agreements pursuant to any agreements entered into between Grantor or any of Grantor’s affiliates and third parties which may or may not affect the Property.  In addition, Grantee acknowledges that Grantor, its affiliates or one (1) or more metropolitan district(s) have installed or may install certain infrastructure improvements (“Infrastructure Improvements”) and/or donate, dedicate and/or convey certain rights, improvements and/or real property (“Dedications”) to Arapahoe County (“County”) or other governmental authority (“Authority”) which benefit all or any part of the Property, together with adjacent properties, and which entitle Grantor or its affiliates and/or the Property or any part thereof to certain reimbursements by the County or other Authority or credits by the County or other Authority for park fees, open space fees, school impact fees, capital expansion fees and other governmental fees which would otherwise be required to be paid to the County or other Authority by the owner of the Property or any part thereof from time to time (“Governmental Fees”).  In the event Grantee is entitled to a credit or waiver of Governmental Fees by the County and/or other Authority as a result of the Infrastructure Improvements and/or Dedications, then, in such event, Grantee shall pay to or reimburse Grantor and/or its designated affiliates in an amount equal to such credited or waived Governmental Fees at the same time that the Governmental Fees would otherwise be payable by Grantee or its assignees to the County or other Authority but for the construction of the Infrastructure Improvements and/or the Dedications by Grantor, its affiliates and/or metropolitan district(s).  In addition, Grantee acknowledges that Grantee or its affiliate(s) may have negotiated or may negotiate with the County or other Authority for reimbursements to Grantor or its affiliates.  Grantee acknowledges that certain Governmental Fees which may be paid by Grantee to the County or other Authority may be reimbursed to Grantor and/or its affiliates pursuant to the terms of said agreement. With respect to any particular Governmental Fee actually paid by Grantee to any Authority, Grantee shall not be obligated to pay or reimburse Grantor or its affiliates for such Governmental Fee.

The obligations and covenants set forth herein shall be binding on Grantee, its successors and assigns, and any subsequent owners of the Property, except that owners of a lot with a residence constructed thereon shall have no obligation for any reimbursements provided herein.  The obligation for reimbursements described herein shall automatically terminate (without the necessity of recording any document) with respect to any lot as of the date of conveyance of such lot, together with a residence constructed thereon.  Any title insurance company may rely on the automatic termination language set forth above for the purpose of insuring title to a home.

B-2

EXHIBIT C

FINISHED LOT IMPROVEMENTS

1.           “Finished Lot Improvements” means the following improvements on, to or with respect to the Lots or in public streets or tracts in the locations as required by all approving Authorities to obtain building permits for home improvements for the Lots and issuance of certificates of occupancy for homes, and substantially in accordance with the CDs:

(a)          overlot grading together with corner pins for each Lot installed in place, graded to match the specified Lot drainage template within the CDs (but not any Overex);

(b)          water and sanitary sewer mains and other required installations in connection therewith identified in the CDs, valve boxes and meter pits, substantially in accordance with the CDs approved by the approving Authorities, together with appropriate markers;

(c)          storm sewer mains, inlets and other associated storm drainage improvements pertaining to the Lots in the public streets as shown on the CDs;

(d)          curb, gutter, asphalt, sidewalks, street striping, street signage, traffic signs, traffic signals (if any are required by the approving Authorities), and other street improvements, in the private and/or public streets as shown on the CDs; Seller will either have applied a final lift of asphalt or in Seller’s discretion posted sufficient financial guarantees as required by the County for the Lots to qualify for issuance of building permits in lieu of such final lift of asphalt;

(e)          sanitary sewer service stubs if required by the Authorities, connected to the foregoing sanitary sewer mains, installed into each respective Lot (to a point beyond any utility easement), together with appropriate markers of the ends of such stubs, as shown on the CDs;

(f)          water service stubs connected to the foregoing water mains installed into each Lot (to a point beyond any utility easement), together with appropriate markers of the ends of such stubs, as shown on the CDs;

(g)          Lot fill in compliance with the geotechnical engineer’s recommendation, and with respect to any filled area or compacted area, provide from a Colorado licensed professional soils engineer a HUD Data Sheet 79G Certification (or equivalent) and a certification that the compaction and moisture content recommendations of the soils engineer were followed and that the grading of the respective Lots complies with the approved grading plans, with overlot grading completed in conformance with the approving Authorities approved grading plans within a +/- 0.2’ tolerance of the approved grading plans; however, the Finished Lot Improvements do not include any Overex as provided in Section 10(e) of the Contract;

(h)          all storm water management facilities as shown in the CDs; and

2.           Dry Utilities.  Electricity, natural gas, and telephone service will be installed by local utility companies.  The installations may not be completed at the time of a Closing, and are not part of the Finish Lot Improvements; provided, however, that: (i) with respect to electric distribution lines and street lights, Seller will have signed an agreement with the electric utility service provider and paid all costs and fees for the installation of electric distribution lines and facilities to serve the Lots, and all sleeves necessary for electric, gas, telephone and/or cable television service to the Lots will be installed; (ii) with respect to gas distribution lines, Seller will have signed an agreement with the gas utility service provider and paid all costs and fees for the installation of gas distribution lines and facilities to serve the Lots.  Seller will take commercially reasonable efforts to assist Purchaser in coordinating with these utility companies to provide final electric, gas, telephone and cable television service to the residences on the Lots, however, Purchaser must activate such services through an end user contract.  Purchaser acknowledges that in some cases the telephone and cable companies may not have pulled the main line through the conduit if no closings of residences have occurred.  Notwithstanding the foregoing, if dry utilities have not been installed upon Substantial Completion of the Finished Lot Improvements, Seller shall be obligated to have contracted for same and paid all costs and fees payable for such installation. Unless Seller has contracted for such installation and paid such costs before the Effective Date, Seller will give Purchaser notice when such contracts have been entered and such costs paid.  With respect to any Finished Lot Improvements that are required by the subdivision improvement agreement applicable to the Lots but which are not addressed as part of the Finished Lot Improvements, and any other improvements which are not required for the issuance of building permits but which are required by the Authorities so that Homes and other improvements constructed by Purchaser on the Lots are eligible for the issuance of certificates of occupancy, Seller shall complete such other improvements, to the extent required by the County or other Authority, so as not to delay the issuance of certificates of occupancy for residences constructed by Purchaser on the Lots.

3.            Tree Lawns/Sidewalks. Notwithstanding anything in the Contract to the contrary, Seller shall have no obligation to construct, install, maintain or pay for the maintenance, construction and installation of (i) any landscaping or irrigation for such landscaping behind the curb on any  Lot that is to be maintained by the owner of such lot (collectively, “Tree Lawns”), but Seller shall be responsible for constructing and installing the detached sidewalks and ramps (collectively, “Sidewalks”) that are located immediately adjacent to any Lot or on a tract as required by the approved CDs, County, or any other Authority and/or applicable laws as provided in this Contract.  Purchaser shall be responsible for installing any other lead walks, pathways, and driveways and any other flatwork on the Lots.  Purchaser shall install all Tree Lawns on or adjacent to the Lots in accordance with all applicable CDs, requirements, regulations, laws, development codes and building codes of all Authorities.

4.           Warranty.

(a)          Government Warranty Period.  The Authorities require warranties (each a “Governmental Warranty”) for periods of time after the final completion (each a “Government Warranty Period”) that is applicable to certain Finished Lots Improvements that are dedicated to or owned, and accepted for maintenance by the Authorities (the “Public Improvements”).  In the event a claim is made under a Governmental Warranty or a defect in the Public Improvements is discovered or becomes apparent during the applicable Government Warranty Period, then Seller shall coordinate the repairs with the applicable Authorities and cause the service provider(s) who performed the work or supplied the materials in which the defect(s) appear to complete such repairs or, if such service providers fail to correct such defects, otherwise cause such defects to be repaired to the satisfaction of the Authorities. Any costs and expenses incurred pursuant to a Government Warranty in connection with any repairs or warranty work performed during the Government Warranty Period (including, but not limited to, any costs or expenses incurred to enforce any warranties against any service providers) shall be borne by Seller, unless such defect was caused by Purchaser or its contractors, subcontractors, employees, or agents, in which event Purchaser shall pay all such costs and expenses to the extent such defect was caused by Purchaser or its contractors, subcontractors, employees, or agents.

(b)          Non-Government Warranty Period.  Seller warrants (“Non-Government Warranty”) to Purchaser that each Finished Lot Improvement, other than the Public Improvements, shall have been constructed in accordance with the CDs and other applicable Entitlements for one (1) year from the date of Substantial Completion of the Improvement (the “Non-Government Warranty Period”).  If Purchaser delivers written notice to Seller of breach of the Non-Government Warranty during the Non-Government Warranty Period, then Seller shall coordinate the corrections with Purchaser and cause the service provider(s) who performed the work or supplied the materials in which the breach of Non-Government Warranty appears to complete such corrections or, if such service providers fail to make such corrections, otherwise cause such corrections to be made to the reasonable satisfaction of Purchaser.  Any costs and expenses incurred in connection with a breach of the Non-Government Warranty shall be borne by Seller (including, but not limited to, any costs or expenses incurred to enforce any warranties against service providers), unless such breach was caused by Purchaser or its contractors, subcontractors, employees, or agents, in which event Purchaser shall pay all such costs and expenses to the extent the breach was caused by Purchaser or its contractors, subcontractors, employees, or agents.

(c)          EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 4 OF THIS EXHIBIT C AND ELSEWHERE IN THE CONTRACT OR OTHER CLOSING DOCUMENTS ENTERED BY SELLER AT OR PRIOR TO CLOSING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND TO PURCHASER IN RELATION TO THE FINISHED LOT IMPROVEMENTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF HABITABILITY, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE, AND EXPRESSLY DISCLAIMS ALL OF THE SAME AND SHALL HAVE NO OBLIGATION TO REPAIR OR CORRECT AND SHALL HAVE NO LIABILITY OR RESPONSIBILITY WITH RESPECT TO ANY DEFECT IN IMPROVEMENTS FOR WHICH NO CLAIM IS ASSERTED DURING THE APPLICABLE WARRANTY PERIOD.

EXHIBIT D

FORM OF GENERAL ASSIGNMENT

GENERAL ASSIGNMENT

Reference is hereby made to that certain Purchase and Sale Agreement dated as of _______________, 20__ (the “Agreement”), pursuant to which PCY HOLDINGS, LLC, a Colorado limited liability company (“Seller”), has agreed to sell to KB HOME COLORADO, INC., a Colorado corporation (“Purchaser”), certain property as described in the Agreement.

For good and valuable consideration, the receipt of which is hereby acknowledged, Seller hereby assigns and transfers to Purchaser on a non-exclusive basis, Seller’s right, title and interest (but not any obligations, all of same remaining with Seller) in the following as the same relate solely to that certain property legally described on Exhibit A attached hereto and incorporated herein by this reference (the “Property”), and to the extent the same are assignable: (i) all subdivision agreements, development agreements, and entitlements; (ii) all construction plans and specifications; (iii) all construction and other warranties and indemnities including any and all warranties from all contractors and service provider(s) who performed work or supplied materials for the Property and the Development; and (iv) all development rights benefiting the Property.

IN WITNESS WHEREOF, Seller has executed this General Assignment as of ___________, 20__.

SELLER:

PCY HOLDINGS, LLC,
a Colorado limited liability company

By:
Name:
Title:
Date:

D-1

EXHIBIT E

FORM OF LOT DEVELOPMENT AGREEMENT

[TO BE INSERTED BY AGREEMENT OF THE PARTIES IN ACCORDANCE WITH SECTION 5(c)(i) OF THE CONTRACT]

E-1

EXHIBIT F

FORM OF TAP PURCHASE AGREEMENT

TAP PURCHASE AGREEMENT
(Sky Ranch)

THIS TAP PURCHASE AGREEMENT (“Agreement”), dated as of the _____ day of _____________, 20___ (the “Effective Date”), by and between Rangeview Metropolitan District, a quasi-municipal corporation and political subdivision organized and existing under the constitution and laws of the State of Colorado, acting by and through its water activity enterprise, with the address of 141 Union Boulevard, Suite 150, Lakewood, CO 80228 (“Rangeview”), and KB HOME COLORADO, INC., a Colorado corporation, with the address of 7807 E. Peakview Avenue, Suite 300, Centennial, CO 80111 (the “Company”).  Rangeview and the Company are sometimes hereafter referred to collectively as the “Parties,” and either of them may sometimes hereafter be referred to as a “Party”.

RECITALS

A.        Company is a party to a Contract for Purchase and Sale of Real Estate (the “Contract”) for certain property located within the development commonly known as Sky Ranch, County of Arapahoe, State of Colorado, as generally depicted on Exhibit A attached hereto and made a part of this Agreement (the “Property”) and as more particularly described in said Contract.

B.          The Property is now undeveloped.

C.       Rangeview is authorized to provide water and wastewater services to the Property and the Company desires to obtain such services from Rangeview to allow development of the Property to proceed.

D.         Company desires to acquire and use the Property for the construction of approximately one hundred seventy-two (172) single family residential homes, which are to be developed in phases as generally outlined on Exhibit A, in compliance with applicable zoning, building, and other laws, rules, and regulations.

E.       Rangeview has certain existing water and wastewater infrastructure, and plans to construct additional infrastructure, to provide water and wastewater services at the Property and to other customers.

F.        Company desires to purchase from Rangeview water and wastewater taps to serve the Property with the revenue from said purchases to be available to Rangeview in consideration of Rangeview providing water and wastewater services to the Property.

G.          The execution of this Agreement will serve a public purpose and promote the health, safety, prosperity, and general welfare of present and future residents and landowners by providing for the planned and orderly extension of water and wastewater services to the Property by Rangeview.

COVENANTS

In consideration of the recitals, the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Rangeview and Company agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATIONS

Section 1.1.          Definitions.  As used in this Agreement, the words defined below and capitalized throughout the text of this Agreement shall have the respective meanings set forth below:

Agreement:  This Tap Purchase Agreement and any amendment to it made in accordance with Section 6.9 below.

Board:  The duly constituted Board of Directors of Rangeview.

Company:  A Party to this Agreement as described above.

Event of Default:  One of the events or the existence of one of the conditions set forth in Section 5.1 below.

Lot:  Lot means a single family residential building lot as shown on a final subdivision plat of the Property which designates a unique block and lot number to the Lot.

Person:  Any individual, corporation, limited liability company, joint venture, estate, trust, partnership, association, or other legal entity.

Plans:  The plans, documents, drawings, and specifications for the engineering, design, surveying, construction, installation, or acquisition of any water and wastewater improvements; including any addendum, change order, revision, or modification affecting the same.

Property:  The real property as described above.

Rangeview:  A Party to this Agreement as described above.

Residential Unit:  One single family residential dwelling unit.

Rules and Regulations:  The duly adopted rules, regulations, bylaws, resolutions, policies and procedures of Rangeview governing water and wastewater service, fees and charges, and other matters; effective as of the Effective Date and as may be amended from time to time.

SFE:  An SFE shall mean one single family equivalent unit of water or wastewater demand as defined in the Rules and Regulations.  Absent unusual circumstances, one SFE is a single family detached residence with an assumed water demand of 0.4 acre feet of water per year, provided with a three-quarter inch water service line and meter, and with a typical balance of in-house and outside water usage.  The average wastewater demand for one SFE is 180 gallons of domestic-strength wastewater per day.

Systems:  The water and wastewater systems of Rangeview, consisting of the facilities, supplies, assets, and appurtenant property rights owned or directly controlled by Rangeview, which are used and useful to Rangeview to provide water and wastewater services to the Property and other customers but not including the service lines and any other facilities owned by individual customers as established in the Rules and Regulations.  The water system may be referred to herein as the “Water System”; the wastewater system may be referred to herein as the “Wastewater System”; and together they may be referred to as the “Water and Wastewater Systems”.

System Development Charges.  Collectively, the Water System Development Charges and the Wastewater System Development Charges.

Tap:  The physical connection to Rangeview’s Water or Wastewater Systems which is authorized by sequentially numbered Water and/or Wastewater Tap Licenses issued by Rangeview for the same.

Tap License:  The Tap License issued by Rangeview that acknowledges the receipt of payment of Water System Development Charges and/or Wastewater System Development Charges, along with applicable Administrative Fees, as provided for in the Rules and Regulations, for a specific Lot within the Property.

Wastewater System Development Charge:  The Wastewater System Development Charges paid to Rangeview as provided in Section 3.1 below for the right to make a Tap and obtain domestic wastewater service from Rangeview

Water System Development Charge:  The Water System Development Charges paid to Rangeview as provided in Section 3.1 below for the right to make a Tap and obtain potable and/or non-potable water service from Rangeview.

Section 1.2.          Interpretation.  In this Agreement, unless the context otherwise requires:

(a)          All definitions, terms, and words shall include both the singular and plural.

(b)          Words of the masculine gender include correlative words of the feminine and neuter genders.

(c)          The captions or headings of this Agreement are for convenience only and in no way define, limit, or describe the scope or intent of any provision, article, or section of this Agreement.

(d)          The Recitals set forth above are incorporated herein by this reference.

ARTICLE II
WATER AND WASTEWATER SYSTEMS

Section 2.1.       Construction of Certain On-Site and Off-Site Water and Wastewater Systems.  Rangeview has or shall cause the construction and installation of the Water and Wastewater Systems as needed to serve customers when needed within the boundaries of the Property.

Section 2.2.          Ownership, Operation and Use of Water and Wastewater Systems.  The Water and Wastewater Systems, shall be owned, operated, and maintained by Rangeview.  The Company’s payment of System Development Charges shall not be deemed to give Company any ownership right in any of the Water and Wastewater Systems.  The Water and Wastewater Systems shall be available for the use of all persons in accordance with the Rules and Regulations.  The proceeds of System Development Charges may be used, in the discretion of the Board, for capital, debt service, operation, maintenance of Water and Wastewater Systems, payment of other costs, fees and charges payable by Rangeview, and other lawful purposes.

Section 2.3.         Administration of Water and Wastewater Systems.  Rangeview shall establish all rates, fees, tolls, penalties, and charges for the use of the Water and Wastewater Systems.  Unless otherwise expressly specified in this Agreement, service to the Property shall be subject to all duly promulgated rates, rules, regulations, and policies of Rangeview adopted and applied (within its powers and limitations) on a nondiscriminatory basis for similarly situated customers.

ARTICLE III
SYSTEM DEVELOPMENT CHARGES

Section 3.1.          Water and Wastewater System Development Charges.

(a)          Subject to the terms hereof, Rangeview hereby agrees to sell to Company, and Company hereby agrees to purchase from Rangeview (if and when Company secures building permits for the applicable lots within the Property, Company not having any obligation to secure building permits by any date(s) specific), Tap Licenses for (___) [insert number – should be about 188] Residential Units to be located on the Property.

(b)       The use of Tap Licenses and the connection of the Taps shall be subject to all applicable Rules and Regulations, including the requirement for construction by Company at its cost of the “Service Lines” as defined in the Rules and Regulations except as may otherwise be specifically provided for in this Agreement.

(c)        System Development Charges per Lot shall be calculated in accordance with the Rules and Regulations.  The System Development Charges applicable to any particular Lot shall be paid in accordance with the schedule provided for below at Section 3.2.  The System Development Charges may increase or decrease prior to issuance of any Tap License, and Company shall pay the amount of the System Development Charge in effect at the time of payment.

(d)          Additional Charges.  In addition to System Development Charges, Rangeview charges certain administrative fees as outlined in Exhibit B that includes a meter/meter set fee, inspection fee, and account set up fee (the “Administrative Fees”) along with periodic service charges, usage fees, and other rates, fees, charges and assessments as provided for in the Rules and Regulations and consistent with the District’s Service Plan, as may be amended from time to time.  Such rates, fees, charges and assessments shall be imposed by Rangeview in such amounts as may be determined by its board of directors on a nondiscriminatory basis for similarly situated customers within their respective powers and limitations.

(e)          Additional Lots.  This Agreement does not obligate Rangeview to extend water and wastewater services to additional lots beyond those specified in Section 3.1(a).  Nothing herein shall be deemed or construed to limit Company’s ability to obtain water and wastewater services from Rangeview, consistent with the Rules and Regulations, for additional lots located off the Property and where Rangeview has the right to provide such services.

Section 3.2.          Schedule for Payment, Changes in Fees.

(a)          Payments.  Company shall pay the total amount due for System Development Charges and Administrative Fees, as described in Section 3.1(d) above, applicable to a specific Lot not later than the time of issuance of a building permit for the construction of a Residential Unit on said Lot.  Payments shall be made by check, to the address specified by Rangeview, or by wire transfer, with routing information as specified by Rangeview.

(b)          Changes in Rates, Fees, and Charges.  Changes to the System Development Charges, Administrative Fees, or other rates, fees, charges and assessments by Rangeview will become effective, including for Tap Licenses thereafter purchased by the Company under this Agreement, after the Board of Directors adopts and approves such new fees in a publicly noticed meeting of the Board.

Section 3.3.          Allocation of Taps.  Each Tap License purchased by Company shall be allocated to a Lot within the Property as required by the Rules and Regulations.  The SFE allocation for each Lot shall be commensurate with the anticipated demands on the Water and Wastewater Systems as provided in the Rules and Regulations.

Section 3.4.         Service Upon Payment.  With respect to any Residential Unit, Rangeview will permit a Tap connection only upon payment by Company of the System Development Charge and the Administration Fee provided for in this Agreement.

Section 3.5.          Expiration of SFE.  If Company fails to use any Tap License purchased from Rangeview by connecting the Tap authorized by such Tap License within one (1) year after the date of purchase, Company’s rights to use such Tap License shall expire pursuant to the Rules and Regulations.  Although Company is not entitled to a refund of any System Development Charges previously paid, Company shall be entitled to a credit in the amount of those charges previously paid towards the amount of the then-current System Development Charges due and payable at the time any subsequent application is made to purchase a Tap License for service to said Lot.

Section 3.6.         License’s Non-Transferable, Exception.  Company shall not reallocate any Tap License allocated to one Lot on the Property to another Lot without the consent of Rangeview.

Section 3.7.        Liability for Service Fee.  The then-current owner of the Lot for which the License was furnished shall be liable for payment of all service fees and system operation fees (including minimum service fees, if any) assessed by Rangeview (within its powers and limitations) on a nondiscriminatory basis for similarly situated customers with respect to the particular Tap License purchased.

ARTICLE IV
REPRESENTATIONS, WARRANTIES, AND COVENANTS

Section 4.1.        Company Representations.  In addition to the other representations, warranties, and covenants made by Company in this Agreement, Company makes the following representations, warranties, and covenants to Rangeview.

(a)          Upon purchase of the Property, Company will have good and marketable title to the Property.

(b)          Company has the full right, power, and authority to enter into, perform, and observe this Agreement.

(c)        Neither the execution of this Agreement, the consummation of the transactions contemplated under it, nor the fulfillment of or the compliance with the terms and conditions of this Agreement by Company will conflict with or result in a breach of any terms, conditions, or provisions of, or constitute a default under, or result in the imposition of any prohibited lien, charge, or encumbrance of any nature under any agreement, instrument, indenture, or any judgment, order, or decree to which Company is a party or by which the Company or the Property are bound.

Section 4.2.      Rangeview Representations.  In addition to the other representations, warranties, and covenants made by the Rangeview in this Agreement, Rangeview makes the following representations, warranties, and covenants to Company:

(a)          Rangeview is authorized under the Constitution and laws of the State of Colorado to execute this Agreement and perform its obligations under this Agreement, and all action on its part for the execution and delivery of this Agreement has been or will be duly and effectively taken.

(b)          Rangeview has the right, power, and authority to enter into, perform, and observe this Agreement and to allocate Tap Licenses to Lots on the Property and no third-party consent or approval is required for the performance of the Rangeview’s obligations hereunder.

(c)        Neither the execution of this Agreement, the consummation of the transactions contemplated under it, nor the fulfillment of or the compliance with the terms and conditions of this Agreement by Rangeview will conflict with or result in a breach of any terms, conditions, or provisions of, or constitute a default under, or result in the imposition of any prohibited lien, charge, or encumbrance of any nature under any agreement, instruction, indenture, resolution, or any judgment, order, or decree of any court to which Rangeview is a Party or by which Rangeview is bound.

(d)          To Rangeview’s actual knowledge, based on the representations of the Company, as of the date hereof, the number of SFEs identified in Section 3.1(a) are sufficient under the Rules and Regulations of Rangeview for servicing the proposed Residential Units; however, Company is responsible for determining the sufficiency of said number of SFEs for Company’s use on the Property and if additional SFEs are needed, Company shall acquire the same from Rangeview.

(e)          Rangeview has or shall cause the construction and installation of the Water and Wastewater Systems as needed to serve customers when needed within the boundaries of the Property.

Section 4.3.       Instruments of Further Assurance.  To the extent allowed by applicable law, Rangeview and Company covenant that they will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered, such acts, instruments, and transfers as may reasonably be required for the performance of their obligations under this Agreement.

ARTICLE V
DEFAULT, REMEDIES, AND ENFORCEMENT

Section 5.1.        Events of Default.  The occurrence of any one or more of the following events or the existence of any one or more of the following conditions shall constitute an Event of Default under this Agreement:

(a)          Failure of the Company to pay any System Development Charges, and/or service fees when the same shall become due and payable as provided in this Agreement or, as applicable, under the applicable Rules and Regulations of Rangeview.  The non-payment of any amount due hereunder when due, if such failure continues for a period of ten (10) business days after the delivery of written notice from Rangeview to Company, shall constitute a default.

(b)          Failure to perform or observe any other of the material covenants, agreements, or conditions in this Agreement, if such failure continues for a period of ten (10) business days after the delivery of written notice from Rangeview to Company as provided in Section 5.4;

(c)         The failure of any material representation or warranty made in this Agreement, if such representation or warranty is not remedied within a period of ten (10) business days after the delivery of written notice from Rangeview to Company as provided in Section 5.4;

Section 5.2.        Occurrence of Event of Default by Company Results in Forfeiture.  Upon the occurrence of an Event of Default by Company, after written notice by Rangeview to the Company and opportunity to cure as provided in Section 5.5, and at the election of Rangeview, in its sole discretion, Company’s rights to purchase additional SFEs for which System Development Charges have not been received by Rangeview shall be suspended until the Event of Default is cured; provided, that such suspension shall not act to terminate the provision of water and wastewater service for which System Development Charges have been paid.

Section 5.3.          Remedies on Occurrence of Events of Default.

(a)          Upon the occurrence of an Event of Default by Company, after written notice by Rangeview to the Company and opportunity to cure as provided in Section 5.4, Rangeview shall have the following rights and remedies:

(i)
To shut off or discontinue water and/or wastewater service, in accordance with law and the Rules and Regulations, to those Lots owned by Company for which service fees have not been paid or that otherwise are not compliant with the Rules and Regulations.

(ii)
To protect and enforce its rights under this Agreement and any provision of law by such suit, action, or special proceedings as Rangeview shall deem appropriate, including, without limitation, any proceedings for the specific performance of any covenant or agreement contained in this Agreement or the enforcement of any other appropriate legal or equitable remedy, or for the recovery of damages caused by breach of this Agreement, including reasonable attorneys’ fees and all other costs and expenses incurred in enforcing this Agreement;

(iii)
To enforce collection of any amount due to Rangeview by collection upon its perpetual lien against the property served as provided in C.R.S. § 32-1-1001(1)(j) or (k) whether the amounts are due for property within or without the district boundary of Rangeview;

(iv)	To suspend Company’s rights to purchase additional SFEs under this Agreement as provided for in Section 5.2; and

(v)
If an Event of Default is also a violation of the Rules and Regulations of Rangeview, then Rangeview shall have all remedies available to them to enforce the Rules and Regulations in addition to the remedies provided under this Agreement.

(b)          Upon the occurrence of an Event of Default by Rangeview, after written notice by the Company and opportunity to cure as provided in Section 5.5, the Company is entitled to such remedies at law or in equity that are available to it; provided, that such default shall not act to terminate the provision of water and wastewater service to a Lot owner for which a valid Tap License has been obtained and water and wastewater service fees have been paid.

(c)         Delay or Omission No Waiver.  No delay or omission of Rangeview or Company to exercise any right or power accruing upon any Event of Default shall exhaust or impair any such right or power or shall be construed to be a waiver of any such Event of Default, or acquiescence in the Event of Default.

Section 5.4.         No Waiver of One Default to Affect Another; All Remedies Cumulative; Notice and Opportunity to Cure.  No waiver of any Event of Default under this Agreement by Rangeview or Company shall extend to or affect any subsequent or any other then-existing Event of Default or shall impair any rights or remedies available for such other Event of Default.  All rights and remedies of Rangeview and Company whether or not provided in this Agreement, may be exercised following notice and an opportunity to cure such default within ten (10) business days, shall be cumulative, may be exercised separately, concurrently, or repeatedly, and the exercise of any such right or remedy shall not affect or impair the exercise of any other right or remedy.

Section 5.5.         No Effect on Rights.  No recovery of any judgment by Rangeview shall in any manner or to any extent affect any rights, powers, or remedies of Rangeview or Company under this Agreement, but such rights, powers, and remedies of Rangeview or Company shall continue unimpaired as before.  No moratorium shall impair the rights of Rangeview or Company hereunder.

Section 5.6.       Discontinuance of Proceedings on Default; Position of Parties Restored.  In case Rangeview or Company shall have proceeded to enforce any right under this Agreement and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to Rangeview or Company, then and in every such case Rangeview and Company shall be restored to their former positions and rights hereunder (unless Rangeview shall have exercised its right to terminate or rescind this Agreement), and, except as may be barred by res judicata, all rights, remedies, and powers of Rangeview and the Company shall continue as if no such proceedings had been taken.

Section 5.7.        Unconditional Obligation.  The obligations of Company to pay the System Development Charges as provided for herein shall be absolute and unconditional and shall be binding and enforceable in all circumstances and shall not be subject to setoff or counterclaim (unless Rangeview is in default hereunder).

ARTICLE VI
MISCELLANEOUS PROVISIONS

Section 6.1.         Effective Date.  Upon the execution by both Parties of this Agreement, this Agreement shall be in full force and effect and be legally binding upon each Party on the date first written above.

Section 6.2.         Time of the Essence.  Time is of the essence under this Agreement.  If the last day permitted or the date otherwise determined for the performance of any act required or permitted under this Agreement falls on a Saturday, Sunday or legal holiday, the time for performance shall be the next succeeding weekday that is not a holiday, unless otherwise expressly stated.

Section 6.3.         Parties Interested Herein.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon, or to give to, any Person other than Rangeview and the Company, any right, remedy, or claim under or by reason of this Agreement or any covenants, terms, conditions, or provisions hereof, and all the covenants, terms, conditions, and provisions in this Agreement by and on behalf of Rangeview and Company shall be for the sole and exclusive benefit of Rangeview and the Company.  The covenants, terms, conditions, and provisions contained herein and all amendments of this Agreement shall inure to and be binding upon the heirs, personal representatives, successors and assigns of the Parties hereto, provided that any assignment that requires consent as provided in Section 6.4 hereof has been consented to by Rangeview.

Section 6.4.        Assignment.  Except as provided in Section 3.6, Company shall not assign its rights or obligations (in whole or in part) under this Agreement without the prior written consent of Rangeview.   Any other assignment of this Agreement without written consent by Rangeview and resolution by the Board shall be void.  Except for an assignment by Rangeview to another municipal, quasi-municipal, or political subdivision that is a water and/or wastewater service provider, Rangeview shall not assign its rights or obligations (in whole or in part) under this Agreement without the prior written consent of Company.

Section 6.5.          Impairment of Credit.  None of the obligations of Company hereunder shall impair the credit of Rangeview.  Rangeview shall be able to rely upon the timely performance of the obligations by Company to pay for Taps as herein provided.

Section 6.6.          Notices.  Except as otherwise provided herein, any notice or other communication required to be given hereunder will be in writing and delivered personally, sent by United States certified mail, return receipt requested, by reputable overnight courier, or by facsimile, in each case addressed to the Party to receive such notice at the following addresses:

If to District:	Rangeview Metropolitan District
Attn: Manager
141 Union Boulevard Suite 150,
Lakewood, Colorado 80228
E-mail: ljohnson@SDMI.com

with a copy to:	Rangeview Metropolitan District
Attn: Mark Harding, President
34501 East Quincy Ave., Bldg. 34, Box 10
Watkins, Colorado 80137
Facsimile No: (303)292-3475
E-mail: mharding@purecyclewater.com

If to Company:	KB Home Colorado, Inc.
7807 E. Peakview Avenue, Suite 300
Centennial, CO 80111
Attn: Douglas Shelton & Cory Hunsader
Telephone: (303) 323-1141; (303) 323-1142
Email: dshelton@kbhome.com; chunsader@kbhome.com

With a copy to:	KB Home
5795 Badura Ave., Suite 180
Las Vegas, NV 89118
Attn: Anthony (Tony) Gordon & Marie Vozikis
Telephone: (702) 266-8422; (702) 266-8412
Email: acgordon@kbhome.com; mvozikis@kbhome.com

Any notice delivered personally will be deemed given on receipt; any notice delivered by mail will be deemed given three business days after the deposit thereof in the United States mail with adequate postage prepaid; any notice delivered by overnight courier will be deemed given one business day after the same has been deposited with the courier, with delivery charges prepaid; and any notice given by facsimile will be deemed given on receipt by the recipient’s facsimile facilities.

Section 6.7.       Severability.  If any covenant, lkterm, condition, or provision under this Agreement shall, for any reason, be held to be invalid or unenforceable, the invalidity or unenforceability of such covenant, term, condition, or provision shall not affect any other provision contained in this Agreement, the intention being that such provisions are severable.

Section 6.8.         Venue.  Exclusive venue for all actions arising from this Agreement shall be in the District Court in and for Arapahoe County, Colorado.

Section 6.9.          Amendment.  This Agreement may be amended from time to time by agreement between Rangeview and Company; provided, however that no amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding upon Rangeview or Company unless the same is in writing and duly executed by Rangeview and Company.

Section 6.10.       Entirety.  This Agreement, together with the recitals and exhibits attached hereto, constitutes the entire contract between Rangeview and Company concerning the subject matter herein, and all prior negotiations, representations, contracts, understandings, or agreements pertaining to such matters are merged into and superseded by this Agreement.

Section 6.11.        Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Colorado.

Section 6.12.      Attorneys’ Fees.  Should any action be brought in connection with this Agreement, including, without limitation, actions based on contract, tort or statute, the prevailing party in such action shall be awarded all costs and expenses incurred in connection with such action, including reasonable attorneys’ fees, plus interest at a rate of 18% per annum on all said costs from the date of expenditure. The provisions of this Paragraph 6.12 shall survive purchase of all Taps by Company, or the expiration or termination of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above:

COMPANY:

KB HOME COLORADO, INC.
a Colorado corporation

By:
Name:
Its:

RANGEVIEW:

RANGEVIEW METROPOLITAN DISTRICT,
a Colorado quasi-municipal corporation and political subdivision acting by and through its water enterprise

By:
President

ATTEST:

By:
Secretary

EXHIBIT A

To Tap Purchase Agreement

[Diagram of Property]

EXHIBIT B

to Tap Purchase Agreement

RANGEVIEW RATES AND CHARGES

Being Appendices C and E of the Rules and Regulations

(Current as of the Effective Date)

EXHIBIT G

SKY RANCH LOT DEVELOPMENT FEE SCHEDULE
(CURRENT AS OF __/__/20__)

Fee Description	Timing	Contact Information

System Development Fees (Tap Fees)
(Issued to Rangeview Metropolitan District)

Water Tap Fee per unit= $27,209 (for 1 SFE lot)
Wastewater Tap Fee per unit= $4,752
Meter Set Fee (3/4”) per unit or irrigated area = $408.23
Service Line Inspection Fee per meter= $75.00

	Building Permit	Brent Brouillard 303-292-3456 bbrouillard@purecyclewater.com
Public Improvement Fee (Issued to Sky Ranch CAB) 2.75% of 50% of construction valuation per lot	Building Permit	Rick Dinkel 303-292-3475 rdinkel@purecyclewater.com
Fire Development Fee (Issued to Bennett-Watkins Fire) $1,500/lot	Building Permit	Life Safety Assistant/Fire Inspector Victoria Flamini 355 4th Street Bennett, CO 80102 303-644-3572
Operations & Maintenance Fee (Issued to Sky Ranch CAB) $50/month per lot (prorated to $25 for builder owned lots) $100 One-time turnover fee	Substantial Completion of Lot	Rick Dinkel 303-292-3475 rdinkel@purecyclewater.com
Stormwater Management Co-Op (Issued to Pure Cycle) $500/lot	Takedown Closing	Robert McNeill 303-292-3475 rmcneill@purecyclewater.com

G-1

Marketing Co-Op (Issued to Pure Cycle) $1,000/lot	Takedown Closing	Robert McNeill 303-292-3475 rmcneill@purecyclewater.com

Public Improvement District – TBD

Additional mill levies for regional improvements such as I70 interchange, Schools, 1st Creek Bridges, Rec Center, etc. will be required

Objective is for Phase 2 total mill levies not to exceed Phase 1 total mill levies
	Building Permit	TBD

G-2

EXHIBIT H

FORM OF BUILDER DESIGNATION

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:
KB Home
5795 W. Badura Avenue, Suite 180
Las Vegas, Nevada 89118
Attn: Anthony Gordon, Esq.

DESIGNATION OF BUILDER

THIS DESIGNATION OF BUILDER (this "Designation") is made and entered into this ____ day of ________ 20__ (the "Effective Date"), by and between PCY HOLDINGS, LLC, a Colorado limited liability company ("Developer"), whose address is 34501 E. Quincy Ave, Bldg. 34, Box 10, Watkins, CO 80137, and KB HOME COLORADO INC., a Colorado corporation ("KB"), whose legal address is 7807 East Peakview Avenue, Suite 300, Centennial, Colorado 80111.

RECITALS

A.         Developer is a Developer under the Covenants, Conditions and Restrictions for Sky Ranch, recorded in the real property records of Arapahoe County, Colorado (the "Records") on August 10, 2018 at Reception No. D8079588 (the "Covenants").

B.          On the Effective Date, KB has acquired from Developer a portion of the Property (as defined in the Covenants) that is subject to the Covenants, which portion is more particularly described on Exhibit A attached hereto and incorporated herein by this reference (the "Builder Property").

C.          Developer desires to designate KB as a Builder under the Covenants in conjunction with KB's purchase of the Builder Property from Developer, as set forth herein.

DESIGNATION

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Developer and KB agree as follows:

1.           Recitals. The foregoing Recitals are incorporated herein by this reference.

2.           Defined Terms. Terms herein set in initial capital letters but not defined herein shall have the meanings given them in the Covenants.

3.          Designation of Builder. Developer hereby designates KB as a Builder under the Covenants with respect to, but only with respect to, the Builder Property. KB hereby accepts the foregoing Builder designation from Developer.

4.          Miscellaneous. This Designation embodies the entire agreement between the parties as to its subject matter and supersedes any prior agreements with respect thereto. The validity and effect of this Designation shall be determined in accordance with the laws of the State of Colorado, without reference to its conflicts of laws principles. This Designation may be modified only in writing signed by both parties. This Designation may be executed in any number of counterparts and each counterpart will, for all purposes, be deemed to be an original, and all counterparts will together constitute one instrument.

5.          Binding Effect. This Designation is binding upon and inures to the benefit of Developer and KB and their respective successors and assigns, and shall be recorded in the Records.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

DEVELOPER:

PCY HOLDINGS, LLC,
a Colorado limited liability company

By:	Pure Cycle Corporation,
a Colorado corporation,
its sole member

By:
Name:	Mark Harding
Its:	President

STATE OF COLORADO	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this ___ day of __________ 20__, by Mark Harding as President of Pure Cycle Corporation, a Colorado corporation, sole member of PCY HOLDINGS, LLC, a Colorado limited liability company.

Witness my hand and official seal.
My commission expires:

Notary Public

KB:

KB HOME COLORADO INC.,
a Colorado corporation

By:
Name:
Title:

STATE OF COLORADO	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this _____ day of _______, 20__, by ___________________________________________ as _____________________ of KB HOME COLORADO INC., a Colorado corporation.

Witness my hand and official seal.
My commission expires:

Notary Public